UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )

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ALLEGHANY CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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ALLEGHANY CORPORATION
7 Times Square Tower
New York, New York 10036

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
April 25, 2008 at 10:00 a.m., Local Time

RSUI Group, Inc.
945 East Paces Ferry Road, 18th Floor
Atlanta, Georgia

Alleghany Corporation hereby gives notice that its 2008 Annual Meeting of Stockholders will be held at the offices of its subsidiary RSUI Group, Inc., 945 East Paces Ferry Road, 18th Floor, Atlanta, Georgia, on Friday, April 25, 2008 at 10:00 a.m., local time, for the following purposes:

1.	To elect three directors for terms expiring in 2011.

2.	To consider and take action upon a proposal to ratify the selection of KPMG LLP as Alleghany’s independent registered public accounting firm for the year 2008.

3.	To transact such other business as may properly come before the meeting, or any adjournment or adjournments thereof.

Holders of Alleghany common stock at the close of business on March 3, 2008 are entitled to receive this Notice and vote for the election of directors and on each of the other matters set forth above at the 2008 Annual Meeting and any adjournments of this meeting.

You are cordially invited to be present. If you do not expect to attend in person, we ask that you sign and return the enclosed form of proxy in the envelope provided. You may revoke your proxies at any time prior to their being voted by written notice to the Secretary of Alleghany or by voting in person at the 2008 Annual Meeting.

By order of the Board of Directors

ROBERT M. HART
Senior Vice President, General Counsel
and Secretary

March 14, 2008

Important Notice Regarding Internet Availability of Proxy Materials for the Alleghany Corporation 2008 Annual Meeting of Stockholders to be Held on April 25, 2008:

Our proxy materials relating to our 2008 Annual Meeting (notice, proxy statement, proxy and 2007 Annual Report to Stockholders on Form 10-K) are also available on the Internet. Please go to www.alleghany.com to view and obtain the proxy materials online.

ALLEGHANY CORPORATION
7 Times Square Tower
New York, New York 10036

PROXY STATEMENT

Annual Meeting of Stockholders to be held April 25, 2008

Alleghany Corporation, referred to in this proxy statement as “Alleghany,” “we,” or “our,” is providing these proxy materials in connection with the solicitation of proxies by the Board of Directors of Alleghany, or the “Board,” from holders of Alleghany’s outstanding shares of common stock entitled to vote at our 2008 Annual Meeting of Stockholders, or the “2008 Annual Meeting,” and at any and all adjournments or postponements, for the purposes referred to below and in the accompanying Notice of Annual Meeting of Stockholders. These proxy materials are being mailed to stockholders on or about March 14, 2008.

Alleghany’s Board has fixed the close of business on March 3, 2008 as the record date for the determination of stockholders entitled to notice of, and to vote at, the 2008 Annual Meeting. Stockholders are entitled to one vote for each share held of record on the record date with respect to each matter to be acted on at the 2008 Annual Meeting.

On March 3, 2008, 8,176,162 shares of Alleghany’s common stock were outstanding and entitled to vote. The number of shares of Alleghany common stock as of March 3, 2008, and the share ownership information provided elsewhere in these proxy materials, does not include shares Alleghany will issue in connection with a common stock dividend, consisting of one share of Alleghany common stock for every 50 shares of outstanding Alleghany common stock. Alleghany will pay this common stock dividend on April 25, 2008 to stockholders of record at the close of business on April 1, 2008. References to “common stock” in this proxy statement refer to the common stock, par value $1.00 per share, of Alleghany unless the context otherwise requires.

PRINCIPAL STOCKHOLDERS

We believe that, as of March 3, 2008, approximately 33.1% (but see Note (4) below) of our outstanding common stock was beneficially owned by F.M. Kirby, Allan P. Kirby, Jr., their sister, Grace Kirby Culbertson, and the estate or one or more beneficiaries of the estate of Ann Kirby Kirby, the sister of Messrs. Kirby and Mrs. Culbertson, primarily through a number of family trusts. The following table sets forth, as of March 3, 2008, the beneficial ownership of common stock of persons we believe were the beneficial owners of more than five percent of our outstanding common stock.

	Amount and Nature of Beneficial Ownership
	Sole Voting	Shared Voting Power
Name and Address	Power and/or Sole	and/or Shared			Percent
of Beneficial Owner	Investment Power	Investment Power	Total		of Class

F.M. Kirby	329,311	718,863	1,048,174	(1)	12.8
17 DeHart Street P.O. Box 151 Morristown, NJ 07963
Allan P. Kirby, Jr.	542,472	—	542,472	(2)	6.6
14 E. Main Street P.O. Box 90 Mendham, NJ 07945
Grace Kirby Culbertson	167,982	238,147	406,129	(3)	5.0
Blue Mill Road Morristown, NJ 07960
Estate of Ann Kirby Kirby	317,881	392,786	710,667	(4)	8.7
c/o Carter, Ledyard & Milburn LLP 2 Wall Street New York, NY 10005
Franklin Mutual Advisers, LLC	810,577	—	810,577	(5)	9.9
101 John F. Kennedy Parkway Short Hills, NJ 07078
Royce & Associates, LLC	506,966	—	506,966	(6)	6.2
1414 Avenue of the Americas New York, NY 10019

(1)	Includes 110,344 shares of common stock held by F.M. Kirby as sole trustee of trusts for the benefit of his children; 516,551 shares held by a trust of which Mr. Kirby is co-trustee and primary beneficiary; and 202,312 shares held by trusts for the benefit of his children and his children’s descendants as to which Mr. Kirby was granted a proxy and, therefore, had shared voting power. Mr. Kirby disclaims beneficial ownership of the common stock held for the benefit of his children and for the benefit of his children and his children’s descendants. Mr. Kirby held 218,967 shares directly.

(2)	Includes 305,655 shares of common stock held by a trust of which Allan P. Kirby, Jr. is co-trustee (with the final right to vote) and beneficiary; and 10,432 shares issuable under stock options granted pursuant to the 2005 Directors’ Stock Plan, or the “2005 Directors’ Plan,” the Amended and Restated Directors’ Stock Option Plan, or the “1993 Amended Directors’ Plan” and the 2000 Directors’ Stock Option Plan, or the “2000 Directors’ Plan.” Mr. Kirby held 226,385 shares directly, which include 765 shares of restricted common stock granted pursuant to the 2005 Directors’ Plan, as adjusted for stock dividends.

(3)	Includes 47,547 shares of common stock held by Grace Kirby Culbertson as co-trustee of trusts for the benefit of her children; and 190,600 shares held by trusts for the benefit of Mrs. Culbertson and her descendants, of which Mrs. Culbertson is co-trustee. Mrs. Culbertson held 167,982 shares directly.

(4)	Prior to her death in 1996, Ann Kirby Kirby had disclaimed being a controlling person or member of a controlling group with respect to Alleghany, and had declined to supply information with respect to her ownership of common stock. Since her death, the representatives of the estate of Mrs. Kirby have declined to supply information with respect to ownership of common stock by her estate or its beneficiaries; therefore, Alleghany does not know whether her estate or any beneficiary of her estate beneficially owns more than five percent of its common stock. However, Mrs. Kirby filed a statement on Schedule 13D dated April 5, 1982 with the Securities and Exchange Commission, or the “SEC,” reporting beneficial ownership, both direct and indirect through various trusts, of 710,667 shares of the common stock of Alleghany Corporation, a Maryland corporation and the predecessor of Alleghany, or “Old Alleghany.” Upon the liquidation of Old Alleghany in December 1986, stockholders received $43.05 in cash and one share of common stock for each share of Old Alleghany common stock. The stock ownership information provided herein as to the estate of Mrs. Kirby is based solely on her statement on Schedule 13D and does not reflect the two-percent stock dividends paid in each of the years 1985 through 1997 and 1999 through 2007 by Old Alleghany or Alleghany; if Mrs. Kirby, her estate and her beneficiaries had continued to hold in the aggregate 710,667 shares together with all stock dividends received in consequence through the date hereof, the beneficial ownership reported herein would have increased by 387,996 shares.

(5)	According to an amendment dated January 10, 2008 to a Schedule 13G statement filed by Franklin Mutual Advisers, LLC, or “Franklin,” Franklin had sole voting power and sole dispositive power over 810,577 shares of common stock. The statement indicated that such shares may be deemed to be beneficially owned by Franklin, an investment advisory subsidiary of Franklin Resources, Inc., or “FRI,” and that, under Franklin’s advisory contracts, all voting and investment power over such shares was granted to Franklin. The statement also indicated that Charles B. Johnson and Rupert H. Johnson, Jr. were the principal shareholders of FRI, but beneficial ownership of the shares reported therein is not attributed to FRI or Messrs. Johnson because Franklin exercises voting and investment powers over such shares independently of FRI and Messrs. Johnson. Franklin disclaimed any economic interest in or beneficial ownership of such shares.

(6)	According to an amendment dated January 22, 2008 to a Schedule 13G statement filed by Royce & Associates, LLC, an investment advisor, Royce & Associates, LLC has sole voting power and sole dispositive power over 506,966 shares of common stock.

ALLEGHANY CORPORATE GOVERNANCE

Board of Directors

Pursuant to Alleghany’s Restated Certificate of Incorporation and By-laws, Alleghany’s Board is divided into three separate classes of directors which are required to be as nearly equal in number as practicable. At each Annual Meeting of Stockholders, one class of directors is elected to a term of three years. Alleghany’s Board currently consists of ten directors. Currently, there are four standing committees of the Board, consisting of an Audit Committee, Compensation Committee, Nominating and Governance Committee and Executive Committee. Additional information regarding these committees is set out below.

The Board held 9 meetings in 2007. Each director attended more than 75% of the aggregate number of meetings of the Board and meetings of the committees of the Board on which he served that were held in 2007. There are two regularly scheduled executive sessions for non-management directors of Alleghany and one regularly scheduled executive session for independent directors each year. The independent directors annually designate an independent director to preside at these executive sessions. The independent director designated to preside over such executive sessions during 2008 is Mr. Will. Alleghany does not have a policy with regard to attendance by directors at Annual Meetings of Stockholders. Three directors attended the 2007 Annual Meeting of Stockholders.

Director Independence

Pursuant to the New York Stock Exchange’s listing standards, Alleghany is required to have a majority of independent directors, and no director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with Alleghany. The Board has determined that Messrs. Adams, Carmichael, Lavin, Johnson, Will and Wong

have no material relationship with Alleghany other than in their capacities as members of the Board and committees thereof, and thus are independent directors of Alleghany, based upon the fact that none of such directors has any relationship with Alleghany other than as a director and member of committees of the Board. As a result, six of Alleghany’s current ten directors are independent. Of the three director nominees, Mr. Adams is independent. If Mr. Adams is re-elected, Alleghany will continue to have six independent directors out of ten total directors.

Committees of the Board of Directors

Audit Committee

The current members of the Audit Committee are Messrs. Lavin, Adams, Carmichael and Wong. The Board has determined that each of these members has the qualifications set forth in the New York Stock Exchange’s listing standards regarding financial literacy and accounting or related financial management expertise, and is an audit committee financial expert as defined by the SEC. The Board has also determined that each of the members of the Audit Committee is independent as defined in the New York Stock Exchange’s listing standards. The Audit Committee operates pursuant to a Charter, a copy of which is available on Alleghany’s website at www.alleghany.com or may be obtained, without charge, upon written request to the Secretary of Alleghany at Alleghany’s principal executive offices. Pursuant to its Charter, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm, including approving in advance all audit services and permissible non-audit services to be provided by the independent registered public accounting firm. The Audit Committee is also directly responsible for the evaluation of such firm’s qualifications, performance and independence. The Audit Committee also reviews and makes reports and recommendations to the Board with respect to the following matters:

•	the audited consolidated annual financial statements of Alleghany and its subsidiaries, including Alleghany’s specific disclosures under management’s discussion and analysis of financial condition and results of operation and critical accounting policies, to be included in Alleghany’s Annual Report on Form 10-K to the SEC and whether to recommend this inclusion,

•	the unaudited consolidated quarterly financial statements of Alleghany and its subsidiaries, including management’s discussion and analysis thereof, to be included in Alleghany’s Quarterly Reports on Form 10-Q to the SEC,

•	Alleghany’s policies with respect to risk assessment and risk management,

•	the adequacy and effectiveness of Alleghany’s internal controls and disclosure controls and procedures,

•	the compensation, activities and performance of Alleghany’s internal auditors, and

•	the quality and acceptability of Alleghany’s accounting policies, including critical accounting policies and practices and the estimates and assumptions used by management in the preparation of Alleghany’s financial statements.

The Audit Committee held seven meetings in 2007.

Compensation Committee

Alleghany’s executive compensation program is administered by the Compensation Committee. The current members of the Compensation Committee are Messrs. Carmichael, Lavin and Will, each of whom the Board has determined is independent as defined in the New York Stock Exchange’s listing standards. The Compensation Committee operates pursuant to a Charter, a copy of which is available on Alleghany’s website at www.alleghany.com or may be obtained, without charge, upon written request to the Secretary of Alleghany at Alleghany’s principal executive offices. Pursuant to its Charter, the Compensation Committee is, among other things, charged with:

•	reviewing and approving the financial goals and objectives relevant to the compensation of the chief executive officer,

•	evaluating the chief executive officer’s performance in light of such goals and objectives, and

•	determining the chief executive officer’s compensation based on such evaluation.

The Compensation Committee also is responsible for reviewing the annual recommendations of the chief executive officer concerning:

•	the compensation of the other Alleghany officers and determining such officers’ compensation, and

•	the adjustments proposed to be made to the compensation of the three most highly paid officers of each Alleghany operating subsidiary as recommended by the compensation committee for each such operating subsidiary.

The Compensation Committee provides a report on the actions described above to the Board, and makes recommendations with respect to such actions to the Board as the Compensation

Committee may deem appropriate. Compensation adjustments and awards are generally made annually by the Compensation Committee at a meeting in December or January.

In addition, the Compensation Committee is responsible for reviewing the compensation of the directors on an annual basis, including compensation for service on committees of the Board, and proposing changes, as appropriate, to the Board. The Compensation Committee also administers Alleghany’s 2002 Long-Term Incentive Plan, or the “2002 LTIP,” the 2007 Long-Term Incentive Plan, or the “2007 LTIP,” and the 2005 Management Incentive Plan, or the “2005 MIP.”

Alleghany’s Senior Vice President, General Counsel and Secretary, Robert M. Hart, supports the Compensation Committee in its work. In addition, during 2007, the Compensation Committee engaged Pearl Meyer & Partners, or the “Compensation Consultant,” as independent outside compensation consultant, to advise it on executive compensation matters. The Compensation Consultant also advised the Compensation Committee and management on various executive compensation matters involving Alleghany’s subsidiaries. The Chairman of the Committee reviews and approves all fees Alleghany pays to the Compensation Consultant. The Compensation Committee held four meetings in 2007.

Nominating and Governance Committee

The current members of the Nominating and Governance Committee are Messrs. Adams, Johnson and Will, each of whom the Board has determined is independent as defined in the New York Stock Exchange’s listing standards. The Nominating and Governance Committee operates pursuant to a Charter, a copy of which is available on Alleghany’s website at www.alleghany.com or may be obtained, without charge, upon written request to the Secretary of Alleghany at Alleghany’s principal executive offices. Pursuant to its Charter, the Nominating and Governance Committee is charged with:

•	identifying and screening director candidates, consistent with criteria approved by the Board,

•	making recommendations to the Board as to persons to be (i) nominated by the Board for election to the Board by stockholders or (ii) chosen by the Board to fill newly created directorships or vacancies on the Board,

•	developing and recommending to the Board a set of corporate governance principles applicable to Alleghany, and

•	overseeing the evaluation of the Board, individual directors and Alleghany’s management.

The Nominating and Governance Committee will receive at any time and will consider from time to time suggestions from stockholders as to proposed director candidates. In this regard, a stockholder may submit a recommendation regarding a proposed director nominee in writing to the Nominating and Governance Committee in care of the Secretary of Alleghany at Alleghany’s principal executive offices. Any such persons recommended by a stockholder will be evaluated in the same manner as persons identified by the Nominating and Governance Committee. The Nominating and Governance Committee has not identified specific, minimum qualifications for director nominees or any specific qualities or skills that it believes are necessary for one or more of Alleghany’s directors to possess. In this regard, the Board seeks members with diverse business and professional backgrounds and outstanding integrity and judgment, and such other skills and experience as will enhance the Board’s ability to best serve Alleghany’s interests. The Board, similar to the Nominating and Governance Committee, has not approved any specific criteria for nominees for director and believes that establishing such criteria is best left to an evaluation of Alleghany’s needs at the time that a nomination is to be considered. In view of the infrequency of vacancies on the Board, the Nominating and Governance Committee does not have an established process for identifying and evaluating nominees for director. The Nominating and Governance Committee held four meetings in 2007.

Executive Committee

The current members of the Executive Committee are Messrs. Allan P. Kirby, Jr., Burns, Hicks and Johnson. The Executive Committee of the Board may exercise certain powers of the Board regarding the management and direction of the business and affairs of Alleghany when the Board is not in session. The Executive Committee reports to the Board on all action it takes, and the Board reviews such action. The Executive Committee held one meeting in 2007.

Communications with Directors

Interested parties may communicate directly with any individual director, the non-management directors as a group or the Board as a whole by mailing such communication to the Secretary of Alleghany at Alleghany’s principal executive offices. Any such communications will be delivered unopened:

•	if addressed to a specific director, to such director,

•	if addressed to the non-management directors, to the Chairman of the Nominating and Governance Committee who will report thereon to the non-management directors, or

•	if addressed to the Board, to the Chairman of the Board who will report thereon to the Board.

Director Retirement Policy

Alleghany’s retirement policy for directors was adopted by Old Alleghany in 1979 and by Alleghany upon its formation in 1986. The retirement policy currently provides that, except in respect of directors serving when the policy was first adopted, the Board shall not select a person as a nominee for the Board for a term that would anticipate such nominee serving beyond the next Annual Meeting of Stockholders following his or her seventy-second birthday. Messrs. Burns and Allan P. Kirby, Jr. are not subject to this retirement policy because each of them was a director of Old Alleghany in 1979.

Related Party Transactions

In 2003, pursuant to approval of the Audit Committee, on authority delegated by the Board, Alleghany made investments aggregating $10.0 million as a limited partner in Broadfield Capital, L.P., or “Broadfield Capital,” an investment fund formed and managed by Broadfield Capital Management, LLC, of which Mr. Jefferson W. Kirby, a director of Alleghany, was the managing member. In November 2006, Broadfield Capital returned to Alleghany approximately $10.1 million in cash, of which approximately $0.5 million was paid in 2007, as well as shares of convertible preferred stock of a start-up insurance brokerage firm, representing a full return of Alleghany’s capital account in Broadfield Capital.

After his retirement as a director and Chairman of the Board effective December 31, 2006, and pursuant to action taken by the Board, F.M. Kirby, the father of Jefferson W. Kirby and brother of Allan P. Kirby, Jr., continued as a non-executive employee consultant from January 1, 2007 through April 30, 2007 for the purpose of assuring an orderly transition of the Chairman’s duties. During such transition period, Alleghany paid Mr. Kirby a salary of $18,000 per month and provided him with administrative and clerical support in Alleghany’s Morristown, New Jersey office. Effective May 1, 2007, Alleghany closed its Morristown, New Jersey office.

The Board has adopted a written Related Party Transaction Policy. Pursuant to this Policy, all related party transactions must be approved in advance by the Board. Under the Policy, a related party transaction means any transaction, other than compensation for services as an officer or director authorized and approved by the Compensation Committee or Board, in which Alleghany or any of its subsidiaries is a participant and in which any

•	director or officer of Alleghany or

•	immediate family member of such director or officer, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law,

daughter-in-law, brother-in-law or sister-in-law and any person (other than a tenant or employee) sharing the household of such director or officer,

has or will have a direct or indirect material interest. A person who has a position or relationship with a firm, corporation or other entity may be deemed to have an indirect interest in any transaction in which that entity engages. However, a person is not deemed to have an interest if such interest arises only from such person’s position as a director of another corporation and/or such person’s direct and indirect ownership of less than 10% of the equity of such firm, corporation, or other entity.

Under the Policy, all newly proposed related party transactions are referred to the Nominating and Governance Committee for review and consideration of its recommendation to the Board. Following this review, the related party transaction and the Nominating and Governance Committee’s analysis and recommendations shall be presented to the full Board (other than any directors interested in the transaction) for approval. The Nominating and Governance Committee reviews existing related party transactions annually, with the goals of ensuring that such transactions are being pursued in accordance with all of the understandings and commitments made at the time they were approved, ensuring that payments being made with respect to such transactions are appropriately reviewed and documented and reaffirming that such transactions remain in the best interests of Alleghany. The Nominating and Governance Committee reports any such findings to the Board.

Codes of Ethics

Alleghany has adopted a Financial Personnel Code of Ethics for its chief executive officer, chief financial officer, chief accounting officer, vice president for tax matters and all professionals serving in a finance, accounting, treasury or tax role, a Code of Ethics and Business Conduct for its directors, officers and employees, and Corporate Governance Guidelines. Copies of each of these documents are available on Alleghany’s website at www.alleghany.com or may be obtained, without charge, upon written request to the Secretary of Alleghany at Alleghany’s principal executive offices.

Majority Election of Directors — 2007 Amendments
to Corporate Governance Guidelines

In connection with the December 18, 2007 amendment of Alleghany’s By-Laws to change the voting standard for the election of directors from a plurality to a majority voting standard for uncontested elections, the Board approved and adopted amendments to the Corporate Governance Guidelines to provide that a director nominee, as a condition of his or her nomination, shall tender to the Board, at the time of nomination, an irrevocable resignation in the event that the director fails to receive the majority vote required by the By-Laws, effective upon the Board’s acceptance of such resignation. In the event that a director nominee fails to receive the requisite vote, the Nominating and Governance Committee will evaluate such resignation in light of Alleghany’s best interests and make a recommendation to the Board. In making its recommendation, the Nominating and Governance Committee may consider any factors it deems relevant, including:

•	the director’s qualifications,

•	the director’s past and expected future contributions to Alleghany,

•	the overall composition of the Board, and

•	whether accepting the tendered resignation would cause Alleghany to fail to meet any applicable rule or regulation (including New York Stock Exchange listing standards and federal securities laws).

The Board, by vote of independent directors other than the director whose resignation is being evaluated, will act on the tendered resignation, and publicly disclose its decision and rationale, within 90 days following certification of the stockholder vote.

Stock Ownership Guidelines

Directors are expected to achieve ownership of common stock, or equivalent deferred common stock units, with a value equal to at least five times the annual board retainer within five years of election to the Board, and to maintain such a level thereafter.

SECURITIES OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth, as of March 3, 2008, the beneficial ownership of common stock of each of the nominees named for election as a director, each of the other current directors and each of the executive officers named in the Summary Compensation Table on page 41.

	Amount and Nature of Beneficial Ownership
	Sole Voting	Shared Voting Power
	Power and Sole	and/or Shared			Percent
Name of Beneficial Owner	Investment Power	Investment Power	Total		of Class

Rex D. Adams	7,788	—	7,788	(1)	0.09
Weston M. Hicks	68,011	—	68,011	(2)	0.83
Jefferson W. Kirby	60,205	151,192	211,397	(1)(3)	2.59
John J. Burns, Jr.	83,739	—	83,739	(1)(4)	1.02
Dan R. Carmichael	19,185	—	19,185	(1)(5)	0.23
Thomas S. Johnson	12,744	—	12,744	(1)	0.16
Allan P. Kirby, Jr.	542,472	—	542,472	(6)	6.63
William K. Lavin	12,237	—	12,237	(1)	0.15
James F. Will	19,752	1,587	21,339	(1)	0.26
Raymond L.M. Wong	1,427	—	1,427	(1)	0.02
Roger B. Gorham	6,034	—	6,034	(7)	0.07
Robert M. Hart	15,844	—	15,844		0.19
James P. Slattery	8,936	—	8,936	(8)	0.11
Jerry G. Borrelli	451	—	451		—
All directors, nominees and executive officers as a group (14 persons)	858,825	152,779	1,011,604	(9)	12.28(10)

(1)	Includes 10,432 shares of common stock in the case of Messrs. Johnson, Will, Carmichael and Lavin, 6,549 shares of common stock in the case of Mr. Adams, 506 shares of common stock in the case of Messrs. Jefferson W. Kirby and Wong and 167 shares in the case of Mr. Burns, issuable under stock options granted pursuant to the 2005 Directors’ Plan, 1993 Amended Directors’ Plan and the 2000 Directors’ Plan. In addition, includes 765 shares of restricted common stock or restricted stock units granted to each of Messrs. Carmichael, Lavin, Johnson, Will and Adams, 505 shares of restricted common stock or restricted stock units granted to each of Messrs. Jefferson W. Kirby and Wong and 250 shares of restricted common stock granted to Mr. Burns, pursuant to the 2005 Directors’ Plan.

(2)	Includes 27,601 shares representing a restricted stock award and subsequent stock dividends in respect thereof, which are subject to Mr. Hicks’s continuing employment with Alleghany and the achievement of certain performance goals, but does not include any shares that may be paid pursuant to outstanding restricted stock units held by Mr. Hicks.

(3)	Includes 129,137 shares of common stock held by a trust; such amount reflects Mr. Jefferson W. Kirby’s share of such trust as co-trustee and secondary beneficiary. As such shares are held by a trust of which his father, Mr. F.M. Kirby, is a co-trustee and primary beneficiary, such 129,137 shares are also included in the amounts set forth for Mr. F.M. Kirby on page 1. Mr. Jefferson W. Kirby granted a proxy to his father with respect to an additional 22,055 shares held by a trust of which Mr. Jefferson W. Kirby is beneficiary and co-trustee, and thus such additional 22,055 shares are included in the amounts set forth for Mr. F.M. Kirby on page 1. Mr. Jefferson W. Kirby held 59,194 shares directly.

(4)	Includes 786 shares of common stock owned by Mr. Burns’s wife. Mr. Burns had no voting or investment power over these shares, and he disclaims beneficial ownership of them.

(5)	Includes 244 shares of common stock owned by Mr. Carmichael’s wife. Mr. Carmichael had no voting or investment power over these shares, and he disclaims beneficial ownership of them.

(6)	See Note (2) on page 2.

(7)	Includes 3,783 shares representing a restricted stock award and subsequent stock dividends in respect thereof, which are subject to Mr. Gorham’s continuing employment with Alleghany and the achievement of certain performance goals.

(8)	Includes 2,673 shares of common stock owned by Mr. Slattery’s wife. Mr. Slattery had no voting or investment power over these shares, and he disclaims beneficial ownership of them.

(9)	Includes a total of 3,703 shares of common stock over which certain of the above persons listed had no voting or investment power, as discussed in Notes (4), (5) and (8) above.

(10)	Based on the number of shares of outstanding common stock as of March 3, 2008, adjusted to include shares of common stock issuable within 60 days upon exercise of stock options held by directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Alleghany has determined that, except as set forth below, no person who at any time during 2007 was a director, officer or beneficial owner of more than 10% of common stock failed to file on a timely basis reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended, during 2007. This determination is based solely upon Alleghany’s review of Forms 3, 4 and 5, and written representations that no Form 5 was required, which such persons submitted to Alleghany during or with respect to 2007. With regard to Ann Kirby Kirby who, prior to her death in 1996, Alleghany believed to be a beneficial owner of more than 10% of common stock based on her Schedule 13D statement filed with the SEC in 1982, Alleghany had not received any reports from Mrs. Kirby regarding changes in her ownership of common stock, and the representatives of the estate of Mrs. Kirby have declined to supply information with respect to ownership of common stock by her estate or beneficiaries. As a result, Alleghany does not know whether her estate or any beneficiary of her estate beneficially owned more than 10% of common stock during 2007 nor whether any such person was required to file reports required by Section 16(a). John J. Burns, Jr. filed a Form 4 report in June 2007 reporting his receipt on April 30, 2007 of 250 shares of restricted common stock and an option to purchase 500 shares of common stock pursuant to the 2005 Directors’ Plan, as well as previously unreported gifts of common stock made by Mr. Burns prior to the date such Form 4 was filed.

PROPOSALS REQUIRING YOUR VOTE

Proposal 1. Election of Directors

Rex D. Adams, Weston M. Hicks and Jefferson W. Kirby have been nominated by the Board for election as directors at the 2008 Annual Meeting, each to serve for a term of three years, until the 2011 Annual Meeting of Stockholders and until his successor is duly elected and qualified. Messrs. Adams and Hicks were last elected by stockholders at the 2005 Annual Meeting of Stockholders held on April 22, 2005, and Jefferson W. Kirby was last elected by stockholders at the 2006 Annual Meeting of Stockholders held on April 28, 2006.

Proxies in the enclosed form received from Alleghany stockholders of record will be voted for the election of the three nominees named above as Alleghany directors unless such stockholders indicate otherwise. If any of the foregoing nominees is unable to serve for any reason, which is not anticipated, the shares represented by the enclosed proxy may be voted for such other person or persons as may be determined by the holders of such proxy unless stockholders indicate otherwise. A nominee for director shall be elected to the Board if such nominee receives the affirmative vote of a majority of the votes cast with respect to the election of such nominee.

The following information includes the age, the year in which first elected a director of Alleghany or Old Alleghany, the principal occupation (in italics), and other public company directorships of each of the nominees named for election as director, and of the other current directors of Alleghany whose terms will not expire until 2009 or 2010.

Nominee for Election: Rex D. Adams Age 68 Director since 1999	Director and Chairman of the Board, Invesco Ltd. (investment management); Dean Emeritus, Fuqua School of Business at Duke University; trustee, Committee for Economic Development and Woods Hole Oceanographic Institution. Chairman of the Nominating and Governance Committee and member of the Audit Committee.

Nominee for Election: Weston M. Hicks Age 51 Director since 2004	President and chief executive officer, Alleghany Corporation; director, AllianceBernstein Corporation. Member of the Executive Committee.

Nominee for Election: Jefferson W. Kirby Age 46 Director since 2006	Managing Member, Broadfield Capital Management, LLC (investment advisory services).

Allan P. Kirby, Jr. Age 76 Director since 1963 Term expires in 2010	President, Liberty Square, Inc. (investments); management of family and personal affairs. Chairman of the Executive Committee.

Thomas S. Johnson Age 67 Director since 1997 and for 1992-1993 Term expires in 2010	Retired Chairman and Chief Executive Officer, GreenPoint Financial Corp. and its subsidiary GreenPoint Bank (banking); director, R.R. Donnelley & Sons Company, The Phoenix Companies, Inc. and Federal Home Loan Mortgage Corporation. Member of the Executive and Nominating and Governance Committees.

James F. Will Age 69 Director since 1992 Term expires in 2010	Vice Chancellor and President Emeritus, Saint Vincent College (education). Member of the Compensation and Nominating and Governance Committees.

John J. Burns, Jr. Age 76 Director since 1968 Term expires in 2009	Chairman of the Board, Alleghany Corporation. Member of the Executive Committee.

Dan R. Carmichael Age 63 Director since 1993 Term expires in 2009	Consultant, Liberty Mutual Agency Markets (property and casualty insurance); director, Platinum Underwriters Holdings, Ltd. Chairman of the Compensation Committee and member of the Audit Committee.

William K. Lavin Age 63 Director since 1992 Term expires in 2009	Financial Consultant; director and Chairman of the Board, American Home Food Products, Inc. Chairman of the Audit Committee and member of the Compensation Committee.

Raymond L.M. Wong Age 55 Director since 2006 Term expires in 2009	Managing Director, Spring Mountain Capital, LP (investment management). Member of the Audit Committee.

All of the persons above have had the principal occupations indicated throughout the last five years, except as described in this paragraph. Mr. Jefferson W. Kirby has been the Managing Member of Broadfield Capital Management, LLC since July 2003; prior thereto, he was a Vice President of Alleghany. Mr. Adams was named Chairman of the Board of Directors of Invesco Ltd. (formerly AMVESCAP PLC) on April 27, 2006; prior thereto, he was a director of AMVESCAP from 2001. Mr. Adams has been Dean Emeritus at the Fuqua School of Business at Duke University since December 4, 2004; he was a Professor of Business Administration at the Fuqua School of Business prior thereto. Mr. Hicks was appointed President and chief executive officer of Alleghany effective December 31, 2004; he was Executive Vice President of Alleghany from October 7, 2002 through December 30, 2004. Mr. Johnson was Chairman and Chief Executive Officer of GreenPoint Financial Corp. and its subsidiary GreenPoint Bank until his retirement on December 31, 2004. Mr. Will was the President of Saint Vincent College until his retirement in June 2006. From December 30, 2004 until January 1, 2007, Mr. Burns was Vice Chairman of the Board, and served as a non-executive employee of Alleghany assisting the President and chief executive officer on investment matters. Prior thereto, Mr. Burns was President and chief executive officer of Alleghany. Mr. Carmichael was President and Chief Executive Officer of Ohio Casualty Corporation until his retirement from such position on August 24, 2007. Mr. Wong was the Managing Member of DeFee Lee Pond Capital LLC from July 2002 until June 2007, and he was an employee of Merrill Lynch & Co., Inc. from February to April 2003.

COMPENSATION OF DIRECTORS

The information under this heading relates to the compensation during 2007 of those persons who served as directors of Alleghany at any time during 2007, except for Weston M. Hicks, whose compensation is reflected in the Summary Compensation Table on page 41.

2007 Director Compensation

					Change in
					Pension
					Value and
	Fees				Nonqualified
	Earned	Stock	Option	Non-Equity	Deferred
	or Paid	Awards	Awards	Incentive Plan	Compensation	All Other
Name	in Cash	(1)	(2)	Compensation	Earnings	Compensation		Total

Rex D. Adams	$65,500	$84,418	$59,843	—	—	$103,697	(3)	$313,458
John J. Burns, Jr.	$400,000	$60,297	$15,449	—	—	$8,187,869	(4)	$8,663,615
Dan R. Carmichael	$68,000	$84,418	$59,843	—	—	$128,210	(3)	$340,471
Thomas S. Johnson	$53,000	$84,418	$59,843	—	—	$132,493	(3)	$329,754
Allan P. Kirby, Jr.	$63,500	$84,418	$59,843	—	—	$161,417	(3)	$369,178
Jefferson W. Kirby	$38,500	$84,418	$33,998	—	—	—		$156,916
William K. Lavin	$77,500	$84,418	$59,843	—	—	$133,853	(3)	$355,614
James F. Will	$55,500	$84,418	$59,843	—	—	$190,274	(3)	$390,035
Raymond L.M. Wong	$53,500	$84,418	$33,998	—	—	—		$171,916

(1)	Represents the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2007 in accordance with Statement of Financial Accounting Standards No. 123R, “Share-based Payments,” or “SFAS 123R,” of restricted stock and restricted stock unit awards outstanding under the 2005 Directors’ Plan. See Note 10 to the consolidated financial statements of Alleghany contained in its Annual Report on Form 10-K for the year ended December 31, 2007 for assumptions underlying the valuation of stock-based awards. The full grant date fair value of the restricted stock award of 250 shares of common stock or 250 notional units, or “Restricted Stock Units,” each equivalent to a share of common stock, made to each non-employee director on April 30, 2007, computed in accordance with SFAS 123R, is $90,446. At December 31, 2007, each of Messrs. Adams, Carmichael, Johnson, Allan P. Kirby, Jr., Lavin and Will held 765 shares of restricted stock and/or Restricted Stock Units, each of Messrs Jefferson W. Kirby and Wong held 505 shares of restricted stock and/or Restricted Stock Units and Mr. Burns held 250 shares of restricted common stock.

(2)	Represents the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2007 in accordance with SFAS 123R of options outstanding. See Note 10 to the consolidated financial statements of Alleghany contained in its Annual Report on Form 10-K for the year ended December 31, 2007 for assumptions underlying valuation of stock-based awards. The full grant date fair value of the option award for 500 shares of common stock made to each non-employee director on April 30, 2007, computed in accordance with SFAS 123R is $69,525. At December 31, 2007, the aggregate number of option awards outstanding was 10,936 for each of Messrs Carmichael, Johnson, Allan P. Kirby, Jr., Lavin and Will, 7,052 for Mr. Adams, 1,010 for each of Messrs. Jefferson W. Kirby and Wong, and 505 for Mr. Burns.

(3)	Reflects lump-sum payout in January 2007 of accrued benefit under the Non-Employee Directors’ Retirement Plan. Additional information regarding such payout can be found on pages 20 and 21 in the narrative accompanying this table.

(4)	Reflects a payout in February 2007 of (i) $7,856,751 in settlement of all of the outstanding performance shares awarded to Mr. Burns under the 2002 LTIP and (ii) $308,977, representing all of the savings benefits which Mr. Burns had accrued under Alleghany’s Deferred Compensation Plan, in connection with his resignation as a non-executive employee of Alleghany effective January 1, 2007. In addition, such amount reflects a benefit, valued at $13,196, of life insurance maintained by Alleghany on behalf of Mr. Burns; and $8,945 representing payments for reimbursement of taxes and the reimbursement itself. Additional information regarding such amounts can be found on page 21 in the narrative accompanying this table.

Fees Earned or Paid in Cash

Each director who is not an Alleghany officer or serving as Chairman of the Board receives an annual retainer of $30,000, payable in cash, as well as $1,000 for each board meeting attended in person and $500 for each telephone conference meeting attended. The Chairman of the Executive Committee receives an annual fee of $25,000, and each other member who is not an Alleghany officer receives an annual fee of $7,500. The Chairman of the Audit Committee receives an annual fee of $30,000, and each other member receives an annual fee of $15,000. The Chairman of the Compensation Committee receives an annual fee of $15,000, and each other member receives an annual fee of $10,000. The Chairman of the Nominating and Governance Committee receives an annual fee of $12,000 and each other member receives an annual fee of $7,000.

Stock Awards and Option Awards

Pursuant to the 2005 Directors’ Plan, each year as of the first business day following the Annual Meeting of Stockholders, each individual who was elected, reelected or continues as a member of the Board and who is not an employee of Alleghany or any of its subsidiaries receives:

•	a stock option to purchase 500 shares of Alleghany common stock, subject to anti-dilution adjustments, at an exercise price equal to the fair market value on the date of grant; and

•	upon a director’s election either (i) 250 shares of common stock or (ii) 250 Restricted Stock Units, each equivalent to a share of common stock, which are subject to potential forfeiture until the first Annual Meeting of Stockholders following the date of grant, and restrictions upon transfer until the third anniversary of the date of grant.

On April 30, 2007, each eligible director received a stock option to purchase 500 shares of common stock at an exercise price of $361.78 per share and either 250 shares of restricted common stock or 250 Restricted Stock Units. Each director is permitted to defer payment of the Restricted Stock Units until the date that he retires from the Board and all whole Restricted Stock Units will be paid in the form of whole shares of common stock.

Retirement Plan

Alleghany has an unfunded noncontributory defined benefit pension plan, or the “Non-Employee Directors’ Retirement Plan,” for non-employee directors. Under the Non-Employee Directors’ Plan as adopted, each person who served as a non-employee director of Alleghany after July 1, 1990 was entitled to receive, after his retirement from the Board, an annual retirement benefit payable in cash equal to the annual retainer payable to directors of Alleghany at the time of his retirement. The benefit was paid from the date of the director’s retirement from the Board until the end of a period equal to his length of service thereon or until his death, whichever occurred sooner. To be entitled to this benefit, the director must have served as such for at least five years and must have continued so to serve either until the time he was required to retire by Alleghany’s retirement policy for directors or until he had attained age 70.

In January 2005, the Non-Employee Directors’ Retirement Plan was amended to “freeze” such plan at December 31, 2004, so:

•	no future non-employee director was eligible to participate,

•	the director’s service after December 31, 2004 was no longer included in measuring the period the director’s annual retirement benefit would be payable, and

•	for directors who retire after December 31, 2004, the annual retirement benefit is limited to $30,000, which was the annual retainer at December 31, 2004.

On December 19, 2006, the Board further amended the Non-Employee Directors’ Retirement Plan to permit directors who were serving as directors on December 31, 2004 to make an election before the end of 2006 to receive an actuarially determined lump-sum payout of their accrued benefit in 2007. All eligible directors made this election and received the lump-sum payout of their accrued benefit, as set forth in the 2007 Directors Compensation table, in January 2007, and, as a result, no directors have any further entitlement to benefits under the Non-Employee Directors’ Retirement Plan.

Arrangements with Mr. Burns

Mr. Burns resigned as a non-executive employee of Alleghany, effective January 1, 2007, in connection with his election as Chairman of the Board. For his service as Chairman of the Board and a director, Alleghany is paying an annual retainer of $400,000 to Mr. Burns. In addition, Mr. Burns is eligible for awards under the 2005 Directors’ Stock Plan but does not receive meeting or other director fees. As a result of his resignation as a non-executive employee of Alleghany in January 2007, Mr. Burns:

•	no longer receives any employee benefits apart from life insurance death benefits available to all retired Alleghany officers under its insurance plan,

•	received a payout on February 27, 2007 of 11,752 shares of common stock and $3,062,842.50 in settlement of all of the outstanding performance shares awarded to him under the 2002 LTIP in accordance with their terms, and

•	received a payout of approximately $308,977 representing all of the savings benefits which he had accrued under Alleghany’s Deferred Compensation Plan.

In 2004, Alleghany established an office in New Canaan, Connecticut which Mr. Burns uses as his principal office for purposes of attending to Alleghany-related matters, and which is used regularly by another officer of Alleghany for Alleghany-related matters. As Mr. Burns also uses this office to attend to personal matters, Mr. Burns reimburses Alleghany for twenty-five percent of the annual rent and operating costs for this office, amounting to approximately $38,300 per year.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS SET FORTH IN THIS PROPOSAL 1. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE. EACH NOMINEE MAY BE ELECTED BY THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES CAST WITH RESPECT TO THE ELECTION OF SUCH NOMINEE.

Proposal 2. Ratification of Selection of
Independent Registered Public Accounting Firm

The Audit Committee has selected KPMG LLP as Alleghany’s independent registered public accounting firm. Alleghany will submit a proposal to stockholders at the 2008 Annual Meeting for ratification of this selection. Although ratification by stockholders is not a prerequisite to the ability of the Audit Committee to select KPMG LLP as Alleghany’s independent registered public accounting firm, Alleghany believes that such ratification is desirable. If stockholders do not ratify the selection of KPMG LLP, the Audit Committee will reconsider the selection of an independent registered public accounting firm. The Audit Committee may, however, select KPMG LLP notwithstanding the failure of stockholders to ratify its selection.

The following table summarizes the fees for professional audit services rendered by KPMG LLP for the audit of Alleghany’s annual financial statements for the years 2007 and 2006, and fees KPMG LLP billed for other services rendered to Alleghany for the years ended December 31, 2007 and 2006:

	2007	2006

Audit Fees	$2,884,027	$2,528,503
Audit-Related Fees	76,400	656,200
Tax Fees	—	—
All Other Fees	1,500	1,500

Total	$2,961,927	$3,186,203

The amounts shown for “Audit Fees” represent the aggregate fees for professional services KPMG LLP rendered for the audit of Alleghany’s annual financial statements for each of the last two fiscal years, the reviews of Alleghany’s financial statements included in its Quarterly Reports on Form 10-Q, the consents for registration statements and the services provided in connection with statutory and regulatory filings during each of the last two fiscal years. “Audit Fees” also include fees for professional services KPMG LLP rendered for the audit of the effectiveness of internal control over financial reporting. The amounts shown for “Audit-Related Fees” represent the aggregate fees KPMG LLP billed in each of the last two fiscal years for assurance and related services that are reasonably related to the performance of the audit or review of Alleghany’s financial statements and that are not reported under “Audit Fees.” These services include due diligence assistance in connection with acquisitions, consultations on accounting and audit matters, the verification of certain incentive compensation calculations requested by the Board, and audit work performed on certain of Alleghany’s benefit plans. The amount shown for “All Other Fees” in 2007 and 2006 represents the aggregate fees KPMG LLP billed in that year for access to its electronic database for accounting research.

Audit and permissible non-audit services that KPMG LLP may provide to Alleghany must be pre-approved by the Audit Committee or, between meetings of the Audit Committee, by its Chairman pursuant to authority delegated by the Audit Committee. The Chairman reports all pre-approval decisions made by him at the next meeting of the Audit Committee, and he has undertaken to confer with the Audit Committee to the extent that any engagement for which his pre-approval is sought is expected to generate fees for KPMG LLP in excess of $100,000. When considering KPMG LLP’s independence, the Audit Committee considered, among other matters, whether KPMG LLP’s provision of non-audit services to Alleghany is compatible with maintaining the independence of KPMG LLP. All audit and permissible non-audit services in 2006 and 2007 were pre-approved pursuant to these procedures.

THE BOARD RECOMMENDS A VOTE “FOR” THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE. THE PROPOSAL MAY BE ADOPTED BY THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES CAST WITH RESPECT TO THIS PROPOSAL.

KPMG LLP was Old Alleghany’s independent auditors from 1947 until its liquidation in 1986 and has been Alleghany’s independent auditors since its incorporation in November 1984. Alleghany expects that a representative of KPMG LLP will be present at the 2008 Annual Meeting, will have an opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions.

Audit Committee Report

The Audit Committee is currently composed of the four independent directors whose names appear at the end of this report. Management is responsible for Alleghany’s internal controls and the financial reporting process. Alleghany’s independent registered public accounting firm is responsible for performing an independent audit of Alleghany’s annual consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and review these processes and the activities of Alleghany’s independent registered public accounting firm. The Audit Committee members are not acting as professional accountants or auditors, and their responsibilities are not intended to duplicate or certify the activities of management and the independent registered public accounting firm or to certify the independence of the independent registered public accounting firm under applicable rules.

In this context, the Audit Committee has met to review and discuss Alleghany’s audited financial statements as of December 31, 2007 and for the fiscal year then ended, including Alleghany’s specific disclosure under management’s discussion and analysis of financial condition and results of operation and critical accounting policies, with management and KPMG LLP, Alleghany’s independent registered public accounting firm. The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, as issued by the Auditing Standards Board of the American Institute of Certified Public Accountants. KPMG LLP reported to the Audit Committee regarding the critical accounting policies and practices and the estimates and assumptions used by management in the preparation of the audited financial statements as of December 31, 2007 and for the fiscal year then ended, all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the ramifications of use of such alternative treatments and the treatment preferred by KPMG LLP.

KPMG LLP provided a report to the Audit Committee describing KPMG LLP’s internal quality-control procedures and related matters. KPMG LLP also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and the Audit Committee discussed with KPMG LLP its independence. When considering KPMG LLP’s independence, the Audit Committee considered, among other matters, whether KPMG LLP’s provision of non-audit services to Alleghany is compatible with maintaining the independence of KPMG LLP. All audit and permissible non-audit services in 2006 and 2007 were pre-approved pursuant to these procedures.

Based on the reviews and discussions with management and KPMG LLP referred to above, the Audit Committee has recommended to the Board that the audited financial statements as of December 31, 2007 and for the fiscal year then ended be included in Alleghany’s Annual Report on Form 10-K for such fiscal year. The Audit Committee also selected KPMG LLP as Alleghany’s independent registered public accounting firm for the year 2008, subject to stockholder ratification.

William K. Lavin
Rex D. Adams
Dan R. Carmichael
Raymond L.M. Wong

Audit Committee
of the Board of Directors

ALL OTHER MATTERS THAT MAY COME BEFORE THE
2008 ANNUAL MEETING

As of the date of this proxy statement, the Board knows of no business that will be presented for consideration at the 2008 Annual Meeting other than that referred to above. As to other business, if any, that may come before the 2008 Annual Meeting, proxies in the enclosed form will be voted in accordance with the judgment of the person or persons voting the proxies.

EXECUTIVE OFFICERS

The name, age, current position, date elected and five-year business history of each of our executive officers is as follows:

			Business Experience During
Name	Age	Current Position (date elected)	Last 5 Years

Weston M. Hicks	51	President, chief executive officer (since December 2004)	Executive Vice President, Alleghany (from October 2002 to December 2004).
Roger B. Gorham	45	Senior Vice President — Finance and Investments and chief financial officer (since January 2006)	Senior Vice President — Finance and chief financial officer, Alleghany (from May 2005 to January 2006); Senior Vice President — Finance, Alleghany (from December 2004 to May 2005); provider of hedge fund consulting services (from December 2003 to December 2004); Senior Vice President and Chief Financial Officer, Chubb Financial Solutions (property and casualty insurance) (July 2000 to July 2003).
Robert M. Hart	63	Senior Vice President, General Counsel (since 1994) and Secretary (since 1995)	Senior Vice President, General Counsel and Secretary, Alleghany.
James P. Slattery	56	Senior Vice President — Insurance (since 2002)	Senior Vice President — Insurance, Alleghany

			Business Experience During
Name	Age	Current Position (date elected)	Last 5 Years

Jerry G. Borrelli	42	Vice President — Finance, chief accounting officer (since July 2006)	Vice President — Finance, Alleghany (from February 2006); Director of Financial Reporting, American International Group, Inc. (insurance) (from June 2003); Director of Accounting Policy and Special Projects, American International Group, Inc. (from December 1999).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has met to review and discuss with Alleghany’s management the specific disclosure contained under the heading “Compensation Discussion and Analysis” appearing on pages 29 through 37 below. Based on its review and discussions with management regarding such disclosure, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in Alleghany’s Annual Report on Form 10-K for the year-ended December 31, 2007.

Dan R. Carmichael
William K. Lavin
James F. Will

Compensation Committee
of the Board of Directors

COMPENSATION DISCUSSION AND ANALYSIS
AND COMPENSATION MATTERS

Compensation Philosophy and General Description

We are managed by a small professional staff, including the President, three Senior Vice Presidents and five Vice Presidents. Our executive compensation program is administered by the Compensation Committee which is composed entirely of independent directors. The Compensation Committee reviews and approves annually all compensation decisions relating to the officers named in the Summary Compensation Table, or “Named Executive Officers.” Compensation adjustments and awards are made annually by the Compensation Committee at a meeting in December or January. Alleghany’s Senior Vice President, General Counsel and Secretary, Robert M. Hart, supports the Compensation Committee in its work. In addition, the Compensation Committee has retained the Compensation Consultant to assist the Compensation Committee in its review of executive and director compensation practices, including the competitiveness of Alleghany executive salaries, executive compensation design matters, market trends and technical considerations. The nature and scope of services that the Compensation Consultant provides to the Compensation Committee include: competitive market compensation analyses, assistance with the redesign of any compensation or benefit programs as necessary or requested, assistance with respect to analyzing the impact of regulatory and/or accounting developments on Alleghany compensation plans and programs and preparation for and attendance at selected Compensation Committee meetings. The Compensation Consultant also advises the Compensation Committee and management on various executive compensation matters involving Alleghany’s subsidiaries. The Chairman of the Compensation Committee reviews and approves all services provided by the Compensation Consultant and fees Alleghany pays to the Consultant.

Our corporate objective is to create stockholder value through the ownership and management of a small group of operating businesses and investments, anchored by a core position in property and casualty insurance. In this regard, we seek to increase book value per share at double digit rates over the long term without employing excessive amounts of financial leverage or taking undue amounts of operating risk. The intent of our executive compensation program is to provide competitive total compensation to the Named Executive Officers on a basis, as discussed below, that links their interests with the interests of our stockholders in creating stockholder value.

In evaluating our executive compensation program, the Compensation Committee has been advised from time to time by the Compensation Consultant as to the compensation levels of other companies, including companies much larger than ours, that might compete with us for executive talent. Competitive market data was developed by the Compensation Consultant from several different sources, including proxy statements of companies similar in industry, scope or size to us and various published compensation survey sources. We do not seek to set our executive compensation to any benchmarks or peer group, but use the competitive market data to provide insights into our compensation levels, mix and strategies. Our senior officers have all been recruited in mid-career and our compensation must be reasonably competitive with that of their former employers. However, we do not seek to compete for executive talent solely on the basis of compensation. Rather, we also compete by offering a unique professional opportunity to work in a high integrity environment where the focus is on building long-term stockholder value.

Although we do not have a policy with regard to targeting that a specified percentage of the Named Executive Officers’ compensation be performance-based, a significant portion of the Named Executive Officers’ compensation is tied to Alleghany’s financial performance. In this regard, of the 2007 direct compensation components which are discussed below and set forth in the Summary Compensation Table (consisting of salary, annual cash incentive compensation and long-term equity based incentives), the percentage dependent on our financial performance is as follows:

•	86.7% for Mr. Hicks,

•	74.7% for Mr. Gorham,

•	73.4% for Messrs. Hart and Slattery and

•	53.7% for Mr. Borrelli.

In general, the ratio of a Named Executive Officer’s total compensation to performance-based compensation is driven by differences in salary and 2005 MIP and 2002 LTIP awards (which are based on differing percentages of salary) for the three Named Executive Officer levels, President, Senior Vice President and Vice President, as discussed in more detail below. Although our compensation is largely performance-based, we do not seek to incentivize performance by employing excessive amounts of financial leverage or taking undue amounts of operating risk. Thus, annual cash incentive compensation and long-term equity-based incentives are “capped” at a maximum payout once a certain level of financial performance is attained. Finally, we do not grant stock options to our officers. Our goal is to promote management action aimed at growing the intrinsic value of our common stock and not just its market price. We believe that over time intrinsic value should be reflected in the market price of our common stock.

The components of compensation paid to the Named Executive Officers in 2007 consisted principally of:

•	salaries,

•	annual cash incentive compensation,

•	annual grants of long-term equity based incentives,

•	retirement benefits, and

•	savings benefits under our Deferred Compensation Plan.

In determining Mr. Hicks’s 2007 compensation, the Compensation Committee reviewed Mr. Hicks’s 2006 performance, as well as all components of Mr. Hicks’s 2006 compensation, including annual salary, annual cash bonus under the 2005 MIP, long-term incentive compensation under the 2002 LTIP, values of previous awards of restricted stock, benefits under Alleghany’s Deferred Compensation Plan, Retirement Plan and the medical, long-term disability and other employee welfare plans, and the dollar value to Mr. Hicks and cost to Alleghany of all perquisites and other personal benefits. In addition, the Committee considered the February 2007 vesting of Mr. Hicks’s 2002 stock award in setting his 2007 compensation, as well as the performance in 2003-2006 that gave rise to such vesting, but the vesting itself was not a material factor in setting his 2007 compensation.

In October 2007, the Board, upon the recommendation of the Compensation Committee, approved and adopted amendments to the 2005 MIP, the 2002 LTIP, the retirement plan for executive officers, or the “Retirement Plan,” the Deferred Compensation Plan, and the Restricted Stock Unit Supplement to the 2005 Directors’ Plan. The amendments to those plans were primarily intended to conform them with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, or “Section 409A,” and, in general, include:

•	specifying the time for all payments under the plans,

•	specifying the time for making elective deferrals, the timing and form of distributions under the plans and the procedures for making and changing participant elections with respect thereto, and

•	providing for the delayed payment of deferred compensation amounts due to any “specified employee,” as such term is defined in Section 409A, and for interest on the amount delayed to compensate for such delay.

Components of Compensation

Set out below in more detail is a description and analysis of the components of our compensation program.

Salary

We seek to pay salaries that are sufficiently competitive to attract and retain executive talent. The Compensation Committee generally makes salary adjustments annually, in consultation with the Compensation Consultant, based on salaries for the prior year, general inflation, individual performance and internal comparability considerations.

Annual Cash Incentive Compensation

We pay annual cash bonuses to the Named Executive Officers under our 2005 MIP. Target annual incentive awards are stated as a percentage of each Named Executive Officer’s base salary. Target bonus opportunities for 2007 were 100% of salary for Mr. Hicks, 60% of salary for each of Messrs. Gorham, Hart and Slattery and 40% for Mr. Borrelli. Maximum bonus opportunities for 2007 were 150% of target award. Target annual incentive awards in respect of performance for 2007 were made by the Compensation Committee on December 19, 2006. The differing target awards as a percentage of salary reflect the Compensation Committee’s determinations of appropriate levels and mix of compensation components taking into account competitive considerations, varying levels of responsibility within Alleghany, internal comparability and the implicit impact of the various Named Executive Officer levels on the accomplishment of our financial, strategic and operational objectives.

Payout of 2007 annual cash incentive compensation under the 2005 MIP is tied to the achievement of specified financial performance objectives subject to reduction in respect of individual goals for Named Executive Officers other than the President. Mr. Hicks’s annual cash incentive compensation is tied exclusively to such financial performance objectives. With respect to Mr. Hicks, the Compensation Committee determined that his annual incentive under the 2005 MIP should not include a specific percentage reduction for personal goals in addition to the financial performance goal, as his primary responsibility is the financial performance of Alleghany. For 2007, bonus opportunities were specifically subject to reduction in respect of personal goals by up to 30% in the case of Messrs. Gorham, Hart and Slattery and by up to 50% in the case of Mr. Borrelli. In general, the nature of such personal goals reflects strategic and other non-core responsibility objectives for a Named Executive Officer in a particular year that are set by Mr. Hicks in consultation with the applicable Named Executive Officer. With respect to level of difficulty, in general, the personal objectives are meant to be attainable upon reasonable effort by the Named Executive Officer. Mr. Hicks evaluates Messrs. Gorham,

Hart, Slattery and Borelli on achievement of their respective individual goals and makes a recommendation regarding any reductions to the Compensation Committee. The Compensation Committee is not responsible for, or involved in, determining and evaluating such Named Executive Officers’ personal goals. In addition, the Compensation Committee has authority under the 2005 MIP to reduce incentive payouts, individually or in the aggregate, in any amounts, based on such criteria as it shall determine. The Compensation Committee does not have authority to increase payouts above the amount that has been earned by achievement of the specified financial objectives.

The 2007 financial performance goal established by the Compensation Committee for annual incentive awards were based on “Adjusted Earnings Per Share” as compared with “Target Plan Earnings Per Share.”

•	“Target Plan Earnings Per Share” means earnings per share of our common stock as set forth in the strategic plan approved by our Board for the relevant year, less the amount of RSUI catastrophe losses reflected in such plan.

•	“Adjusted Earnings Per Share” means the earnings per share as reported in our audited financial statements for the relevant year less RSUI catastrophe losses and realized gains and losses on strategic investments in that year as reflected in our financial statements and adjusted for any stock dividends paid during the year.

The adjustment relating to the impact of catastrophe losses acknowledges that Alleghany is a significant writer of catastrophe exposed property insurance and that management cannot predict the occurrence and severity of catastrophe losses in any year. The adjustment relating to realized gains and losses on strategic investments acknowledges that Alleghany periodically has significant strategic investments, consisting in 2007 of its investment in Burlington Northern Santa Fe Corporation, and that the timing of any sales of such investments are driven by the needs of the business and are not generally predictable. Thus, the annual incentive financial performance goal measures management’s operational performance during the year against its operating plan. Since our long-term incentive awards are based upon growth in book value per share, the economic impact of catastrophe losses and gains and losses on strategic investments are fully reflected in the long-term incentives.

Target bonus opportunities for 2007 awards under the 2005 MIP were to be earned if Adjusted Earnings Per Share were equal to Target Plan Earnings Per Share. For any amounts to be earned, Adjusted Earnings Per Share were required to exceed 80% of Target Plan Earnings Per Share, and maximum bonus opportunities were to be earned if Adjusted Earnings Per Share were 110% of Target Plan Earnings Per Share. Alleghany’s Target Plan Earnings Per Share for 2007 were $25.64 per share and Adjusted Earnings Per Share for 2007 were $34.66 per share, exceeding 110% of Target Plan Earnings Per Share for 2007. Thus, the maximum amount of the 2007 awards was earned for attainment of the financial performance goal prior to any reductions by the Compensation Committee relating to personal goals or other considerations. For payouts under the 2005 MIP in respect of 2007 performance, no reductions to payouts were made by the Compensation Committee relating to personal goals or other considerations.

Long-Term Equity Based Incentive Compensation

We pay long-term incentive compensation to the Named Executive Officers under our 2002 LTIP. The 2002 LTIP expired on December 31, 2006 and in December 2006, the Board adopted the 2007 LTIP which was approved by our stockholders at the 2007 Annual Meeting. The 2007 LTIP is essentially the same as the 2002 LTIP. All awards reported in this proxy statement were awarded under the 2002 LTIP. Historically, long-term incentives have been in the form of performance shares and, in a few cases, performance-based restricted stock. For the 2007-2010 award period, the Compensation Committee based the number of performance shares awarded to the Named Executive Officers upon a percentage of such executive officer’s 2007 salary divided by the average closing price of our common stock for the 30-day period prior to the meeting of the Compensation Committee at which such awards were made. Such percentages of 2007 salary were 200% for Mr. Hicks, 120% for each of Messrs. Gorham, Hart and Slattery and 60% for Mr. Borrelli. The differing target awards as a percentage of salary reflect the Compensation Committee’s determinations of appropriate levels and mix of compensation components taking into account competitive considerations, varying levels of responsibility within Alleghany, internal comparability and the implicit impact of the various Named Executive Officer levels on the accomplishment of our financial, strategic and operational objectives.

The performance shares awarded for the 2007-2010 award period entitle the holder thereof to payouts in cash and/or common stock, in such proportion as is determined by the Compensation Committee, up to a maximum amount equal to the value of one and one-half shares of common stock on the payout date for each performance share awarded. The Compensation Committee determines payouts with respect to such performance shares as follows:

•	maximum payouts will be made only if average annual compound growth in our Book Value Per Share (as defined by the Compensation Committee pursuant to the 2002 LTIP) equals or exceeds 10.5% as measured from a specified base equal to stockholders’ equity per share at December 31, 2006 as reported in the Annual Report on

Form 10K for the year ended December 31, 2006, or $227.17 per share, as adjusted for stock dividends in the 2007-2010 award period,

•	target payouts will be made at 100% if such growth equals 7%,

•	no payouts will be made if such growth is less than 3.5%, and

•	payouts for growth between 3.5% and 10.5% will be determined by straight line interpolation.

Long-term incentive awards under the 2002 LTIP, including awards for the award period beginning January 1, 2007, are intended to promote accomplishment of our stated principal financial objective to grow Alleghany’s book value per share of common stock at double digit rates over the long-term without employing excessive amounts of financial leverage or taking undue amounts of operating risk. In setting payout levels for LTIP compensation, the Compensation Committee takes into account such stated principal financial objective. The Compensation Committee determined the 7% target growth requirement based on the economic conditions at the time of award, taking into account the average risk free return of the 10-year treasury for the preceding year and prevailing equity risk premiums adjusted for Alleghany’s estimated stock volatility relative to the stock market as reported by Value Line. The Compensation Committee determined that these considerations indicated a stock market expectation that an investment in common stock of a company with Alleghany’s estimated volatility would provide an annual return of approximately 7%. Since market prices for our common stock tend to reflect, over time, growth in book value, the Compensation Committee determined that a target 7% compound growth in book value per share performance requirement was consistent with capital market expectations and appropriate for Alleghany’s risk profile and capital structure. At the same time, consistent with our principal financial objective to seek superior risk-adjusted growth in book value, the Compensation Committee determined that, based upon Alleghany’s risk profile and capital structure, growth in book value of 10.5% or higher would be superior performance. Thus, the growth requirements support Alleghany’s growth/risk management goals by incenting double digit growth in book value but not incenting excessive risk taking that may be associated with higher growth goals.

The Compensation Committee has broad authority to reduce payouts of performance shares but, except for dilution and other adjustments required by the 2002 LTIP, it does not have authority to make adjustments that would increase payouts.

Retirement Plan

We offer retirement plan benefits to all our employees. Retirement benefits for our Named Executive Officers are provided under the Retirement Plan. We believe the Retirement

Plan is a competitive advantage in helping Alleghany attract senior “mid-career” level talent. In addition, because a significant portion of compensation for our Named Executive Officers is contingent on financial performance objectives, the benefits offered by the Retirement Plan provide an important stable component of total compensation. Under the Retirement Plan, a participant must have completed five years of service with Alleghany or a subsidiary of Alleghany before he or she is vested in, and thus has a right to receive, any retirement benefits following his or her termination of employment. The annual retirement benefit under the Retirement Plan, if paid in the form of a joint and survivor life annuity to a married participant who retires on reaching age 65 with 15 or more years of service, is equal to 67% of the participant’s highest average annual base salary and annual cash bonus over a consecutive three-year period during the last ten years or, if shorter, the full calendar years of employment. We do not take payouts of long-term incentives into account in computing retirement benefits.

Deferred Compensation Plan

Alleghany credits 15% of a Named Executive Officer’s base salary to the Deferred Compensation Plan each year. Entitlement to this savings benefit is not based on performance. As a significant portion of compensation for our Named Executive Officers is contingent on financial performance objectives, the savings benefit offered by the Deferred Compensation Plan provides a stable component of total compensation. In addition, the Deferred Compensation Plan permits our Named Executive Officers to defer the receipt, and thus the taxation, of all of their base salary and their bonus under our 2005 MIP, and to have the deferred amount credited either with interest or to be treated as invested in our common stock.

Perquisites

Our general practice is to not provide perquisites or other personal benefits to our Named Executive Officers. In 2007, no Named Executive Officer received more than $10,000 in perquisites or other personal benefits.

Financial Statement Restatements

It is our Board’s policy that the Compensation Committee will, to the extent permitted by governing law, have the sole and absolute authority to make retroactive adjustments to any cash or equity based incentive compensation awarded or paid to any of our officers where the award or payment was predicated upon the achievement of performance measures that were subsequently the subject of a restatement or otherwise adjusted in a manner that would reduce the size of any such award or payment. In this regard, the Compensation Committee is authorized to have Alleghany seek to recover any amount the Compensation Committee determines was inappropriately received by any individual officer.

Stock Ownership Guidelines

We expect our executive officers to achieve ownership of our common stock, based upon a multiple of base salary; for our President and chief executive officer, the multiple is five times base salary; for Senior Vice Presidents, the multiple is three times base salary; and for Vice Presidents, the multiple is one times base salary. We expect our executive officers to retain 75% of the shares of common stock they receive (net of taxes) in respect of awards under our long-term incentive plans until they achieve their applicable ownership level, and they are expected to maintain such a level thereafter.

Tax Considerations

We are not allowed a deduction under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the “Code,” for any compensation paid to a “covered employee” in excess of $1.0 million per year, subject to certain exceptions. In general, “covered employees” include our President and our three other most highly compensated executive officers (not including our chief financial officer) who are in our employ and are officers at the end of the tax year. Among other exceptions, the deduction limit does not apply to compensation that meets the specified requirements for “performance-based compensation.” In general, those requirements include the establishment of objective performance goals for the payment of such compensation by a committee of the board of directors composed solely of two or more outside directors, stockholder approval of the material terms of such compensation prior to payment, and certification by the committee that the performance goals have been achieved prior to the payment of such compensation.

Although the Compensation Committee believes that establishing appropriate compensation arrangements to retain and incentivize our executive officers best serves our interests and the interests of our stockholders, the Compensation Committee also believes that appropriate consideration should be given to seeking to maximize the deductibility of the compensation paid to our executive officers. In this regard, all of the amounts identified under the Non-Equity Incentive Plan column of the Summary Compensation Table paid to Messrs. Hicks, Hart, Slattery and Borrelli, all of the performance shares awarded to the Named Executive Officers as well as restricted stock awards to such officers, are intended to qualify as “performance-based compensation” for purposes of Section 162(m).

PAYMENTS UPON TERMINATION OF EMPLOYMENT

Certain of our Named Executive Officers would be entitled to payments in the event of the termination of their employment. These payments, other than those that do not discriminate in scope, terms or operation in favor of the Named Executive Officers and that are generally available to all salaried employees, are described below.

Pursuant to his employment agreement with Alleghany, Mr. Hicks would be entitled to receive continued payments of his base salary until such payments aggregate $1.0 million on a gross basis, payable in accordance with our normal payroll and procedures, following termination of his employment other than for cause or in the event of his death or disability.

The agreements providing for the restricted stock awards to Messrs. Hicks and Gorham and the restricted stock unit matching grant award to Mr. Hicks, as described on page 45 through the top of page 47, each provides for the pro rata payment of such award in the event of the termination of employment other than for cause or in the case of death or disability. Such pro rata payout would be based upon the elapsed portion of the award period prior to termination and average annual compound growth in Book Value Per Share through the date of termination as determined by the Compensation Committee. The foregoing agreements generally define “cause” to mean conviction of a felony; willful failure to implement reasonable directives of the Chairman or the Board of Directors of Alleghany, as well as the President in Mr. Gorham’s case, after written notice, which failure is not corrected within ten days following notice thereof; or gross misconduct in connection with the performance of any of their duties.

Other than the foregoing, there are no individual arrangements that would provide payments to our Named Executive Officers upon termination other than for cause or in the event of death or disability. Further, we do not have any arrangements with our Named Executive Officers that would provide for payments upon a change of control of Alleghany or upon a change of control and subsequent termination of employment.

A number of the plans described in this proxy statement have provisions that may result in payments upon termination of employment under certain circumstances. Awards under our 2002 LTIP provide for the pro rata payment of outstanding awards in the event of the termination of employment prior to the end of the award period. With respect to awards under the 2002 LTIP, the pro rata payment would be based on the elapsed portion of the award period prior to termination and average annual compound growth in Book Value Per Share through the date of termination, as determined by the Compensation Committee.

Our 2005 MIP also provides for the pro rata payment of outstanding awards in the event of a participant’s death or disability prior to the end of the award period, as determined by the

Compensation Committee in its discretion. The pro rata payment would be based on such factors as the Compensation Committee, in its discretion, determines, but generally would be based on the elapsed portion of the award period and the achievement of the objectives set for such award period. In addition, if a participant’s employment with Alleghany is otherwise terminated during an award period, the Compensation Committee, in its discretion, will determine the amount, if any, of the outstanding award payable to such participant. Whether such payments are made, and the determination of the amount of such payments based on the plan’s provisions, are subject to the sole discretion of the Compensation Committee in its administration of the 2005 MIP.

Additional payments upon any termination of employment would be made under our Retirement Plan, and Executive Retiree Health Plan, or “Post-Retirement Medical Plan,” as long as the employee is eligible to receive benefits under the Retirement Plan at the time of the termination of employment. Our Deferred Compensation Plan also provides for payments of a participant’s vested savings benefit in the event of any termination of employment in the form previously elected by a participant subject to the provisions of Section 409A of the Code, as applicable, or if no election has been made, in a lump sum. A termination of employment will not cause an enhanced or accelerated payment or other benefit to be made under the Deferred Compensation Plan. Information with respect to the Retirement Plan is set forth on page 51 through 53, and information with respect to the Deferred Compensation Plan is set forth on pages 53 through 55.

The table below provides information regarding the amounts that each of our Named Executive Officers would be eligible to receive upon any termination of employment by Alleghany other than for cause, as if such termination of employment occurred on December 31, 2007:

			Payments under
	Severance		Restricted Stock and					Post-
	under		Restricted Stock Unit				Deferred	Retirement
	Employment		Matching Grant Award	2002 LTIP	2005 MIP	Retirement	Compensation	Medical
	Agreement		Agreements (2)	(3)	(4)	Plan (5)	Plan (6)	Plan (7)	Total

Weston M. Hicks	$1,000,000	(1)	$11,816,639	$7,982,213	$1,500,000	$1,350,662	$671,463	$150,050	$24,471,027
Roger B. Gorham	—		$1,140,575	$2,471,245	$459,000	—	$230,379	—	$4,301,199
Robert M. Hart	—		—	$4,046,130	$477,000	$2,389,044	$1,111,660	$161,650	$8,185,484
James P. Slattery	—		—	$3,564,032	$423,000	$1,785,979	$461,110	$154,986	$6,389,107
Jerry G. Borrelli	—		—	$604,055	$192,000	—	$246,631	—	$1,042,686

(1)	This amount would be paid by Alleghany in the form of continued payments of base salary.

(2)	Reflects award amounts payable to Mr. Hicks under his 2004 restricted stock agreement and his 2002 restricted stock unit agreement and to Mr. Gorham under his 2004 restricted stock agreement based on the elapsed portion of the award period prior to termination and average annual compound growth in Book Value Per Share through the date of termination, assuming that the Compensation Committee has determined that such payments should be made in accordance with the terms of the restricted stock and restricted stock unit matching agreements. The terms of these agreements are described on pages 45 through 47.

(3)	Reflects payment of all outstanding LTIP awards, including amounts paid in February 2008 for the award period ending December 31, 2007, based on the elapsed portion of the award period prior to termination and average annual compound growth in Book Value Per Share through the date of termination, in accordance with the terms of the awards.

(4)	Reflects annual incentive earned in respect of 2007 under the 2005 MIP. These amounts, earned in respect of 2007 performance, were paid to the Named Executive Officers in February 2008 and are reported in the Summary Compensation Table on page 41.

(5)	Reflects payment of vested pension benefits, computed as of December 31, 2007, under the Retirement Plan to Messrs. Hart, Hicks and Slattery. No other Named Executive Officer was vested in the Retirement Plan as of December 31, 2007. The determination of these pension benefits is described in more detail on pages 51 through page 53. Does not include retiree life insurance death benefit, equal to the annual salary of a participant at the date of retirement, payable to Messrs. Hart, Hicks and Slattery. No other Named Executive Officer was vested in such retiree life insurance death benefit as of December 31, 2007.

(6)	Reflects the aggregate vested account balance at December 31, 2007 of the Named Executive Officer’s savings benefit under the Deferred Compensation Plan.

(7)	Reflects accumulated accrued benefit under our Post-Retirement Medical Plan for Messrs. Hart, Hicks and Slattery. No other Named Executive Officer was eligible to receive benefits under this plan at such date. Under the Post-Retirement Medical Plan, Alleghany would pay two-thirds of coverage premium and the Named Executive Officer would pay one-third of the coverage premium. Alleghany may terminate the Post-Retirement Medical Plan at any time.

EXECUTIVE COMPENSATION

The information under this heading relates to the compensation of Alleghany’s Named Executive Officers during 2007 and 2006. Alleghany does not use stock options to compensate its employees, including its Named Executive Officers. As a result, all tables contained under this heading “Executive Compensation” omit columns pertaining to stock options.

Summary Compensation Table

								Change in Pension
								Value and
							Non-Equity	Nonqualified
							Incentive Plan	Deferred	All Other
Name and						Stock	Compensation	Compensation	Compen-
Principal Position	Year	Salary		Bonus		Awards(1)	(2)	Earnings(3)	sation(4)	Total

Weston M. Hicks,	2007	$1,000,000		—		$5,001,272	$1,500,000	$1,160,447	$189,945	$8,851,664
President and CEO	2006	$800,000		—		$6,527,614	$1,200,000	$856,009	$150,995	$9,534,618

Roger B. Gorham,	2007	$510,000		—		$1,044,759	$459,000	$194,684	$98,656	$2,307,099
Senior Vice President-	2006	$490,000		—		$781,053	$441,000	$173,622	$93,997	$1,979,672
Finance and Investments and CFO

Robert M. Hart,	2007	$530,000		—		$988,552	$477,000	$880,724	$125,068	$3,001,344
Senior Vice President,	2006	$510,000		—		$1,052,687	$459,000	$1,006,955	$103,875	$3,132,517
General Counsel and Secretary

James P. Slattery,	2007	$470,000				$872,279	$423,000	$557,466	$105,591	$2,428,336
Senior Vice President-	2006	$450,000		—		$927,032	$405,000	$393,476	$86,343	$2,261,851
Insurance

Jerry G. Borrelli,	2007	$340,000		—		$203,411	$192,000	$86,051	$64,893	$886,355
Vice President and CAO	2006	$262,538	(5)	$100,000	(6)	$234,247	$174,000	$64,190	$53,450	$888,425

(1)	Represents the dollar amount recognized for financial statement reporting purposes for the years ended December 31, 2007 and December 31, 2006, in accordance with SFAS 123R, of (i) all performance shares awarded to such Named Executive Officers under the 2002 LTIP and outstanding during 2007 and 2006, and (ii) for Messrs. Hicks and Gorham, outstanding restricted stock and stock unit awards. See Note 10 to the consolidated financial statements of Alleghany contained in its Annual Report on Form 10-K for the year ended December 31, 2007 for assumptions underlying the valuation of stock-based awards. Amounts in this column for Mr. Borrelli for the year ended December 31, 2006 reflect the award of additional performance shares in connection with his commencement of employment with Alleghany in February 2006.

(2)	Represents cash incentive earned in respect of 2007 and 2006 pursuant to awards under the 2005 MIP.

(3)	Reflects change in pension value during 2007 and 2006.

(4)	Reflects the following items:

•	Post-Retirement Medical Plan: $28,462 for Mr. Hicks, $15,263 for Mr. Gorham, $27,981 for Mr. Hart, $25,329 for Mr. Slattery and $11,533 for Mr. Borrelli, representing the change in Post-Retirement Medical Plan benefit value during 2007, and $17,436 for Mr. Hicks, $11,028 for Mr. Gorham, $8,613 for Mr. Hart, $6,162 for Mr. Slattery and $8,431 for Mr. Borrelli, representing the change in Post-Retirement Medical Plan benefit value during 2006.

•	Tax reimbursement: Payments of $3,673 to Mr. Hicks, $1,264 to Mr. Gorham, $5,825 to Mr. Hart, $2,370 to Mr. Slattery and $644 to Mr. Borrelli for 2007, and payments of $5,763 to Mr. Hicks, $4,131 to Mr. Gorham, $8,024 to Mr. Hart, $5,763 to Mr. Slattery and $3,167 to Mr. Borrelli for 2006, representing the reimbursement of taxes, and the reimbursement itself, on income imputed to them pursuant to Alleghany’s long-term disability and group term life insurance policies.

•	Life insurance: Payments of $9,060 to Mr. Hicks, $5,754 to Mr. Gorham, $12,012 to Mr. Hart, $7,517 to Mr. Slattery and $4,903 to Mr. Borrelli in 2007, and payments of $7,796 to Mr. Hicks, $5,588 to Mr. Gorham, $10,854 to Mr. Hart, $7,026 to Mr. Slattery and $4,284 to Mr. Borrelli in 2006, which are equal to the dollar value of the insurance premiums paid by Alleghany for the benefit of such individuals for life insurance maintained by Alleghany on their behalf. The life insurance policies provide a death benefit to each such officer if he is an employee at the time of his death equal to four times the amount of his annual salary at January 1 of the year of his death.

•	Savings benefits: Savings benefits of $148,750 for Mr. Hicks, $76,375 for Mr. Gorham, $79,250 for Mr. Hart, $70,375 for Mr. Slattery and $47,813 for Mr. Borrelli for 2007, and savings benefits of $120,000 for Mr. Hicks, $73,250 for Mr. Gorham, $76,384 for Mr. Hart, $67,392 for Mr. Slattery and $37,568 for Mr. Borrelli for 2006, credited by Alleghany to each of them pursuant to the Deferred Compensation Plan. The method for calculating earnings on the savings benefit amounts under the Deferred Compensation Plan are set out on pages 54 and 55 in the narrative accompanying the “Nonqualified Deferred Compensation” table.

(5)	Represents pro rata portion of 2006 annual base salary of $290,000, reflecting Mr. Borrelli’s commencement of employment with Alleghany in February 2006.

(6)	Represents a bonus paid to Mr. Borrelli upon the commencement of his employment with Alleghany in February 2006.

Grants of Plan-Based Awards in 2007

								All Other
								Stock
		Estimated Possible Payouts Under			Estimated Future Payouts			Awards:
		Non-Equity Incentive			Under Equity Incentive			Number of	Grant Date
		Plan Awards(2)			Plan Awards(3)			Shares of	Fair Value
		Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	of Stock
Name	Grant Date(1)	($)	($)	($)	(#)	(#)	(#)	Units (#)	Awards(4)

Weston M. Hicks	Dec. 19, 2006	$50,000	$1,000,000	$1,500,000	1,777	5,923	8,855	—	$3,571,569
Roger B. Gorham	Dec. 19, 2006	$15,300	$306,000	$459,000	544	1,813	2,720	—	$1,093,239
Robert M. Hart	Dec. 19, 2006	$15,900	$318,000	$477,000	565	1,883	2,825	—	$1,135,449
James P. Slattery	Dec. 19, 2006	$14,100	$282,000	$423,000	501	1,670	2,505	—	$1,007,010
Jerry G. Borrelli	Dec. 19, 2006	$6,400	$128,000	$192,000	170	568	852	—	$342,504

(1)	As our customary practice would have been to grant all of these awards in January 2007, they are included in the table above; the Compensation Committee met in the preceding month of December 2006 to grant all of these awards because the 2002 LTIP, under which the equity incentive plan awards were granted, expired at 2006 year-end.

(2)	Reflects awards under the 2005 MIP. Threshold amounts reflect estimated possible payout if Adjusted Earnings Per Share equal 81% of Target Plan Earnings Per Share and maximum amounts reflect estimated possible payout if Adjusted Earnings Per Share equal 110% of Target Plan Earnings Per Share. If Adjusted Earnings Per Share is 80% or below of Target Plan Earnings Per Share, no payment would be made.

(3)	Reflects gross number of shares of common stock payable in connection with awards of performance shares for the 2007-2010 award period under the 2002 LTIP. Threshold amounts reflect estimated future payout of performance shares if average annual compound growth in Book Value Per Share equals 3.6% in the award period; target amounts reflect estimated future payout of performance shares if average annual compound growth in Book Value Per Share equals 7% in the 2007-2010 award period; and maximum amounts reflect estimated future payout of performance shares if average annual compound growth in Book Value Per Share equals or exceeds 10.5% in the 2007-2010 award period. If average annual compound growth in Book Value Per Share is 3.5% or lower, none of these performance shares would be payable.

(4)	Reflects 2007 SFAS 123R value of performance share awards for the 2007-2010 award period under the 2002 LTIP, as adjusted for dividends, assuming payouts at maximum.

Employment Agreement with Weston M. Hicks

On October 7, 2002, Alleghany and Mr. Hicks entered into an employment agreement pursuant to which Mr. Hicks agreed to serve as Executive Vice President of Alleghany. Pursuant to the terms of this employment agreement:

•	Mr. Hicks’s salary is to be reviewed annually.

•	If Mr. Hicks’s employment is terminated by Alleghany other than for “Cause” or other than in the case of his “Total Disability,” Alleghany will continue to pay his base salary after such termination until such payments aggregate $1,000,000 on a gross basis. “Cause” is defined as conviction of a felony; willful failure to implement reasonable directives of the Chairman or the Board of Directors of Alleghany after written notice, which failure is not corrected within ten days following notice thereof; or gross misconduct in connection with the performance of any of Mr. Hicks’s duties; and “Total Disability” is defined as Mr. Hicks’s inability to discharge his duties due to physical or mental illness or accident for one or more periods totaling six months during any consecutive twelve-month period.

•	Mr. Hicks and Alleghany entered into a restricted stock award agreement dated as of October 7, 2002, whereby Mr. Hicks received an award of 32,473 performance-based, restricted shares of common stock (which includes shares received in subsequent stock dividends which are similarly restricted) under the 2002 LTIP. On February 27, 2007, the Compensation Committee determined that the performance measure for such award had been achieved and as a result, the restricted stock award of 32,473 shares vested and was paid out.

•	Mr. Hicks and Alleghany entered into a restricted stock unit matching grant agreement dated as of October 7, 2002, whereby Mr. Hicks received a restricted stock unit matching grant under the 2002 LTIP of two restricted stock units for every share of common stock Mr. Hicks purchased or received pursuant to stock dividends on those purchased shares on or before September 30, 2003 up to a maximum of 30,000 restricted stock units in respect of up to a maximum of 15,000 purchased shares. Material terms of this matching grant agreement are discussed below.

•	Mr. Hicks received a second grant of 27,601 performance-based, restricted shares of common stock (which includes shares received in subsequent stock dividends which are similarly restricted) under the 2002 LTIP upon his election as chief executive officer of Alleghany. Material terms of this restricted stock agreement are discussed below.

The employment agreement was the result of an arm’s-length negotiation between the Executive Committee and Mr. Hicks and was approved by the Compensation Committee and the Board. The Executive Committee determined that such provisions were appropriate and helpful in recruiting Mr. Hicks, and the Compensation Committee and the Board approved such determination.

2002 Restricted Stock Unit Matching Grant Award to Mr. Hicks

Pursuant to the terms of a restricted stock unit matching grant agreement dated as of October 7, 2002, Mr. Hicks received a restricted stock unit matching grant under the 2002 LTIP of two restricted stock units for every share of common stock Mr. Hicks purchased or received pursuant to stock dividends on those purchased shares, or “Owned Shares,” on or before September 30, 2003 up to a maximum of 30,000 restricted stock units in respect of up to a maximum of 15,000 Owned Shares (in each case subject to increase to reflect any stock dividend paid in 2003). On August 25, 2003, Mr. Hicks purchased 10,000 shares of common stock and, accordingly, Alleghany credited him with 21,648 restricted stock units, as adjusted for stock dividends.

These restricted stock units are notional units of measurement denominated in shares of common stock and entitle Mr. Hicks to payment on account of such restricted stock units in an amount equal to the Fair Market Value, as defined in the matching grant agreement, on the payment date of a number of shares of common stock equal to the number of restricted stock units to which Mr. Hicks is entitled to payment. All of the restricted stock units vest on October 7, 2012 and are to be paid in cash and/or shares of common stock, as the Compensation Committee may determine, on the date of the filing of Alleghany’s Annual Report on Form 10-K in respect of the year in which Mr. Hicks’s employment is terminated for any reason. If Mr. Hicks is terminated without Cause or by reason of his death or Total Disability (as such terms are defined in the matching grant agreement) prior to October 7, 2012, a pro rata portion of the restricted stock units credited to him shall vest and become nonforfeitable on the basis of 10% of such account for each full year of employment with Alleghany measured from October 7, 2002.

Mr. Hicks must maintain unencumbered beneficial ownership of the Owned Shares continuously throughout the period commencing with the initial purchase of Owned Shares and ending October 7, 2012 or the earlier date of a pro rata payout. To the extent he fails to do so, he will forfeit two restricted stock units for each Owned Share with respect to which he has not maintained unencumbered beneficial ownership for the required period of time. If, prior to October 7, 2012, Mr. Hicks voluntarily terminates his employment or Alleghany terminates Mr. Hicks’s employment for Cause, all of the restricted units shall be forfeited. Mr. Hicks may not transfer the restricted stock units and has no voting or other rights in respect of the restricted stock units.

2004 Restricted Stock Award to Mr. Hicks

Upon his appointment as President and chief executive officer of Alleghany on December 31, 2004, Mr. Hicks received a restricted stock award of 27,601 shares of common stock (as adjusted for stock dividends paid since the date of his employment agreement) under the 2002 LTIP as set forth in a restricted stock award agreement dated as of December 31, 2004 between Mr. Hicks and Alleghany. Such shares of restricted stock will vest:

(i) if Alleghany achieves average annual compound growth in Stockholders’ Equity Per Share (as defined in the award agreement) equal to 10% or more as measured over a calendar year period commencing January 1, 2005 and ending on December 31, 2008, 2009, 2010 or 2011, or

(ii) if the performance goal set forth in clause (i) above has not been achieved as of December 31, 2011, when Alleghany achieves average annual compound growth in Stockholders’ Equity Per share equal to 7% or more as measured over a calendar year period commencing January 1, 2005 and ending on December 31, 2012, 2013 or 2014.

If the performance goals are not achieved as of December 31, 2014, Mr. Hicks will forfeit all of the restricted shares. If Alleghany terminates Mr. Hicks’s employment after December 31, 2006 other than for Cause or Total Disability (as defined in the award agreement), and the performance goal set forth in clause (ii) above has been satisfied in all respects except for the passage of the period of time required under the new award agreement, that number of restricted shares equal to 27,601 multiplied by a fraction, the numerator of which is the number of full calendar years beginning January 1, 2005 and ending on or before the date of such termination, and the denominator of which is ten, will vest.

2004 Restricted Stock Award to Mr. Gorham

In connection with commencing employment with Alleghany as Senior Vice President — Finance, Alleghany and Mr. Gorham entered into a restricted stock award agreement dated as of December 21, 2004. Under this award agreement, Mr. Gorham received a restricted stock award of 3,783 shares of common stock (which includes shares received in subsequent stock dividends which are similarly restricted) under the 2002 LTIP, which will vest:

(i) if Alleghany achieves average annual compound growth in Stockholders’ Equity Per Share (as defined in the award agreement) equal to 10% or more as measured over a calendar year period commencing January 1, 2005 and ending on December 31, 2008, 2009, 2010 or 2011, or

(ii) if the performance goal set forth in clause (i) above has not been achieved as of December 31, 2011, when Alleghany achieves average annual compound growth in

Stockholders’ Equity Per share equal to 7% or more as measured over a calendar year period commencing January 1, 2005 and ending on December 31, 2012, 2013 or 2014.

If the performance goals are not achieved as of December 31, 2014, Mr. Gorham will forfeit all of the restricted shares. If Mr. Gorham’s employment with Alleghany is terminated for any reason prior to the occurrence of any vesting date, he shall forfeit his interest in any restricted shares that have not yet vested; however, if Alleghany terminates Mr. Gorham’s employment after December 31, 2006 other than for Cause or Total Disability (as defined in the award agreement), and the performance goal set forth in clause (ii) above has been satisfied in all respects except for the passage of the required period of time, that number of restricted shares equal to 3,783 multiplied by a fraction, the numerator of which is the number of full calendar years beginning January 1, 2005 and ending on or before the date of such termination, and the denominator of which is ten, will vest.

Performance Share Award to Mr. Gorham

In connection with commencing employment with Alleghany in December 2004, Alleghany awarded Mr. Gorham performance shares under the 2002 LTIP as follows:

•	1,719 performance shares, as adjusted for stock dividends, for the four-year award period ending December 31, 2008, which entitle him to a payout of cash and/or common stock up to a maximum amount equal to the value of one and one-half shares of common stock on the payout date for each performance share awarded; and

•	1,289 performance shares, as adjusted for stock dividends, for the three-year award period ending December 31, 2007, which entitle him to a payout of cash and/or common stock up to a maximum amount equal to the value of one share of common stock on the payout date for each performance share awarded.

Performance Share Award to Mr. Borrelli

In connection with commencing employment with Alleghany in February 2006, Alleghany awarded Mr. Borrelli performance shares under the 2002 LTIP as follows:

•	631 performance shares, as adjusted for stock dividends, for the four-year award period ending December 31, 2009, which entitle him to a payout of cash and/or common stock up to a maximum amount equal to the value of one and one-half shares of common stock on the payout date for each performance share awarded;

•	363 performance shares, as adjusted for stock dividends, for the three-year award period ending December 31, 2008, which entitle him to a payout of cash and/or common stock up to a maximum amount equal to the value of one share of common stock on the payout date for each performance share awarded; and

•	272 performance shares, as adjusted for stock dividends, for the two-year award period ending December 31, 2007, which entitle him to a payout of cash and/or common stock up to a maximum amount equal to the value of one share of common stock on the payout date for each performance share awarded.

Outstanding Equity Awards at 2007 Fiscal Year-End

	Stock Awards
						Equity Incentive Plan
				Equity Incentive Plan		Awards: Market or
	Number of		Market Value of	Awards: Number of		Payout Value of
	Shares or Units		Shares or Units	Unearned Shares,		Unearned Shares,
	of Stock That		of Stock That	Units or Other Rights		Units or Other Rights
	Have Not		Have Not	That Have Not		That Have Not
Name	Vested (#)		Vested ($)	Vested (#)		Vested ($)

Weston M. Hicks	—		—	8,237	(1)	$3,311,073
	—		—	6,731	(2)	$2,705,661
	—		—	8,702	(3)	$3,498,569
	—		—	8,885	(4)	$3,571,569
	—		—	27,601	(5)	$11,095,602
	21,648	(6)	$8,702,496
Roger B. Gorham	—		—	1,934	(1)	$777,267
	—		—	2,580	(2)	$1,037,160
	—		—	3,198	(3)	$1,285,596
	—		—	2,720	(4)	$1,093,239
	—		—	3,783	(7)	$1,520,766
Robert M. Hart	—		—	4,976	(1)	$2,000,151
	—		—	3,626	(2)	$1,457,451
	—		—	3,329	(3)	$1,338,057
	—		—	2,825	(4)	$1,135,449
James P. Slattery	—		—	4,377	(1)	$1,759,554
	—		—	3,192	(2)	$1,283,184
	—		—	2,937	(3)	$1,180,674
	—		—	2,505	(4)	$1,007,010
Jerry G. Borrelli	—		—	408	(1)	$164,016
	—		—	545	(2)	$218,889
	—		—	947	(3)	$380,493
	—		—	852	(4)	$342,504

(1)	Performance shares under the 2002 LTIP, calculated at maximum payout pursuant to SEC requirements, which vest after completion of the award period ending December 31, 2007.

(2)	Performance shares under the 2002 LTIP, calculated at maximum payout pursuant to SEC requirements, which vest after completion of the award period ending December 31, 2008.

(3)	Performance shares under the 2002 LTIP, calculated at maximum payout pursuant to SEC requirements, which vest after completion of the award period ending December 31, 2009.

(4)	Performance shares under the 2002 LTIP, calculated at maximum payout pursuant to SEC requirements, which vest after completion of the award period ending December 31, 2010.

(5)	Restricted stock award under the 2002 LTIP which vests (i) after achievement of average annual compound growth in Stockholders’ Equity Per Share equal to 10% or more over a calendar year period commencing on January 1, 2005 and ending on December 31, 2008, 2009, 2010 or 2011 or (ii) if such performance goal has not been achieved as of December 31, 2011, after achievement of average annual compound growth in Stockholders’ Equity Per Share equal to 7% or more as measured over a calendar year period commencing on January 1, 2005 and ending on December 31, 2012, 2013 or 2014. If the performance goals are not achieved as of December 31, 2014, all of the restricted stock will be forfeited. If Alleghany terminates Mr. Hicks’s employment after December 31, 2006 other than for Cause or Total Disability, and the 7% performance goal has been satisfied in all respects except for the passage of the period of time required under the new award agreement, that number of restricted shares equal to 27,060 multiplied by a fraction, the numerator of which is the number of full calendar years beginning January 1, 2005 and ending on or before the date of such termination, and the denominator of which is ten, will vest.

(6)	Restricted stock units under the 2002 LTIP vest on October 7, 2012. As further described on page 45, if Mr. Hicks is terminated without Cause or by reason of his death or Total Disability prior to October 7, 2012, a pro rata portion of the restricted stock units credited to him shall vest and become nonforfeitable on the basis of 10% of such account for each full year of employment with Alleghany measured from October 7, 2002.

(7)	Restricted stock award under the 2002 LTIP which vests (i) after achievement of average annual compound growth in Stockholders’ Equity Per Share equal to 10% or more over a calendar year period commencing on January 1, 2005 and ending on December 31, 2008, 2009, 2010 or 2011 or (ii) if such performance goal has not been achieved as of December 31, 2011, after achievement of average annual compound growth in Stockholders’ Equity Per Share equal to 7% or more as measured over a calendar year period commencing on January 1, 2005 and ending on December 31, 2012, 2013 or 2014. If Alleghany terminates Mr. Gorham’s employment after December 31, 2006 other than for Cause or Total Disability, and the 7% performance goal has been satisfied in all respects except for the passage of the period of time required under the new award agreement, that number of restricted shares equal to 3,709 multiplied by a fraction, the numerator of which is the number of full calendar years beginning January 1, 2005 and ending on or before the date of such termination, and the denominator of which is ten, will vest.

2007 Stock Vested

	Stock Awards(1)
	Number of Shares	Dollar Value
Name	Acquired on Vesting	Realized on Vesting

Weston M. Hicks	40,308	$15,825,002
Roger B. Gorham	1,224	$480,545
Robert M. Hart	5,106	$2,004,626
James P. Slattery	4,312	$1,692,900
Jerry G. Borrelli	269	$105,610

(1)	Reflects the gross amount of performance shares which vested upon certification of performance by the Compensation Committee on February 27, 2007 with respect to the award period ending December 31, 2006. Payouts of such performance shares were made at maximum. In addition to the above, the amounts for Mr. Hicks reflect the gross amount of 32,473 shares of restricted stock, with a dollar value of $12,748,905 realized on vesting, which vested pursuant to a restricted stock award agreement dated as of October 7, 2002 upon certification of performance by the Compensation Committee on February 27, 2007. Of the gross share amounts reported above, the performance shares, as well as the restricted shares for Mr. Hicks, were settled in cash (representing the minimum statutory withholding requirements in respect of the award) and in common stock, as follows:

Name	Net Share Portion of Award	Cash Portion of Award

Weston M. Hicks	22,473	$7,001,675
Roger B. Gorham	810	$162,424
Robert M. Hart	3,007	$823,926
James P. Slattery	2,598	$672,914
Jerry G. Borrelli	178	$35,696

Pension Benefits

		Number of				Payments
		Years of		Present Value		During
		Credited		of Accumulated		Last
Name	Plan Name	Service		Benefit(1)		Fiscal Year

Weston M. Hicks	Alleghany Corporation Retirement Plan	5		$3,007,949		—
Roger B. Gorham	Alleghany Corporation Retirement Plan	3		$498,724		—
Robert M. Hart	Alleghany Corporation Retirement Plan	18	(2)	$1,887,679	(3)	—
James P. Slattery	Alleghany Corporation Retirement Plan	6		$1,871,426		—
Jerry G. Borrelli	Alleghany Corporation Retirement Plan	2		$150,241		—

(1)	Reflects the estimated present value of the retirement benefit accumulated under the Retirement Plan as of December 31, 2007 (after giving effect to reduction for earlier benefit payments) by the Named Executive Officers, based in part on their years of service as of such date, as indicated in the table. The estimated present values are also based in part on the Named Executive Officers’ average compensation as of December 31, 2007 as determined under the Retirement Plan, which was $2,032,500 for Mr. Hicks; $857,399 for Mr. Gorham; $919,183 for Mr. Hart; $812,250 for Mr. Slattery; and $487,375 for Mr. Borrelli. The actuarial assumptions used to compute the present values are: a discount rate of 6.00% for pre-retirement interest, a 30-year treasury rate of 4.53% for post-retirement interest and the unloaded 1994 group annuity reserving unisex (projected 8 years) mortality table.

(2)	Includes five years of service granted by the Board to Mr. Hart in connection with the commencement of his employment with Alleghany, in addition to the actual number of his years of service with Alleghany. The present value of his accumulated benefit shown in the above table would be lower by approximately $883,038 if these additional five years were not so included.

(3)	The present value of Mr. Hart’s accumulated benefit was reduced by $6,059,666, which represents the present value of an earlier payment made to him from the Retirement Plan.

The Retirement Plan provides retirement benefits for our employees who are elected corporate officers and those who are designated as participants by the Board, including the Named Executive Officers. The retirement benefits are paid, following termination of employment, in the form of an annuity for the joint lives of a participant and his or her spouse or, alternatively, actuarially equivalent forms of benefits, including a lump sum. A participant must have completed five years of service with us before he or she is vested in, and thus has a right to receive, any retirement benefits under the Retirement Plan.

Under the Retirement Plan, the annual retirement benefit to a participant who retires on reaching “Normal Retirement Age,” defined as age 65 with five or more years of service, if paid in the form of a life annuity with a 100% survivor annuity to the participant’s spouse, is equal to:

(i) 66.67% of the participant’s average compensation, which is defined as the highest average annual sum of the base salary and cash bonus earned over a consecutive three-year period during the last ten years of employment, multiplied by

(ii) a fraction (not exceeding one) the numerator of which is the number of a participant’s years of service and the denominator of which is 15.

For some participants, including Mr. Hart, this retirement benefit is reduced by the actuarial equivalent of earlier benefit payments. Base salary is the amount that would be included in the salary column of the Summary Compensation Table for the relevant years, and the cash bonus is the amount of the cash bonus earned under the 2005 MIP or predecessor or successor plan reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table as earned in respect of the relevant years. The Retirement Plan’s benefit formula contains a factor which will reduce a married participant’s benefit payments to the extent that a participant is older than his or her spouse.

If a participant becomes totally disabled prior to retirement, then for the period of total disability the participant is treated as earning annual base salary in an amount which is equal to his or her annual base salary at the time of disability, and the participant is treated as earning annual bonuses in an amount which is equal to the highest average of bonuses the participant earned over the three consecutive calendar years in the last 10 years prior to the disability, with each amount adjusted annually for inflation. Further, a participant’s period of disability will be treated as continued employment for all purposes under the Retirement Plan, including for purposes of determining his or her years of service.

A participant who has terminated employment may start to receive benefits under the Retirement Plan as early as age 55, but the benefit payable at that time will be reduced to reflect the commencement of benefit payments prior to Normal Retirement Age. A participant who terminated employment with us after reaching age 55 and completing at least 20 years of service, or after reaching age 60 and completing at least 10 years of service, will have a smaller reduction than a participant who terminated employment prior to reaching such age or completing such number of years of service, and therefore has a subsidized early retirement benefit. The benefit payable to a participant who retires after Normal Retirement Age is increased to the greater of (i) the benefit taking into account salary increases and bonuses paid and additional years of service through the actual date of retirement or (ii) the benefit that would have been payable at Normal Retirement Age, actuarially increased to reflect the passage of time since Normal Retirement Age. For all purposes of the Retirement Plan, a participant’s years of service are the number of years, including a fraction thereof, included in the period which starts on the date he or she becomes a participant, and which ends on the date his or her employment with us terminates.

Since, as of December 31, 2007, Mr. Hart was age 63 and had 17 years of credited service, he could have retired and begun to receive a subsidized early retirement benefit as of that date. Further, since, as of December 31, 2007, Mr. Slattery was age 56 and had 5 years of credited service, he could have retired and begun to receive his retirement benefit under the Retirement Plan, actuarially reduced with no early retirement subsidy, as of that date. Since, as of December 31, 2007, Messrs. Hicks, Gorham and Borrelli were under age 55, none would have been eligible to begin to receive their retirement benefit if they had retired as of that date. As such, if the Named Executive Officers had retired on December 31, 2007, and received a lump sum payment of their benefits computed as of that date, the lump sum payments would be: Mr. Hicks, $1,350,662; Mr. Hart, $2,389,044 ($1,418,054 without the extra five years of credited service); Mr. Slattery, $1,785,979; and Mr. Gorham and Mr. Borrelli $0, since they would not yet have 5 years of service.

Nonqualified Deferred Compensation

			Aggregate
	Executive	Registrant	Earnings	Aggregate	Aggregate
	Contributions	Contributions	in Last	Withdrawals/	Balance at Last
	in Last	in Last	Fiscal Year	Distributions	Fiscal Year End
Name	Fiscal Year	Fiscal Year(1)	(2)	(3)	(4)

Weston M. Hicks	—	$148,750	$43,202	$2,157	$671,463
Roger B. Gorham	—	$76,375	$13,643	$1,107	$230,379
Robert M. Hart	—	$79,250	$79,403	$1,149	$1,111,660
James P. Slattery	—	$70,375	$35,647	$1,020	$461,110
Jerry G. Borrelli	$160,000	$47,813	$10,430	$694	$246,631

(1)	Such amounts are included as a component of “All Other Compensation” set forth in the Summary Compensation Table on page 41 and discussed in Note (4) to the Summary Compensation Table.

(2)	With respect to Messrs. Hicks, Gorham, Hart and Borrelli, amounts represent interest earned on amounts credited to their savings benefit accounts during 2007. With respect to Mr. Slattery, amount represents interest earned, as well as appreciation and earnings on his common stock account, during 2007. Such amounts are not included in the Summary Compensation Table on page 41 as these amounts are not above-market interest.

(3)	Represents distribution for tax purposes.

(4)	A portion of this amount reflects contributions made by Alleghany to the savings benefit accounts of Messrs. Hicks, Gorham, Hart and Borrelli during 2006. Such portion is included as a component of “All Other Compensation” for 2006 set forth in the Summary Compensation Table on page 41 and discussed in Note (4) to the Summary Compensation Table.

Alleghany’s Deferred Compensation Plan, which was established in January 1982 and amended in October 2007 to comply with Section 409A, provides for unfunded deferred compensation arrangements for Alleghany officers and certain other employees. The following descriptions of “Savings Benefit Provisions” and “Compensation Deferral Provisions” of the Deferred Compensation Plan generally apply to amounts that were earned and vested under the Deferred Compensation Plan after December 31, 2004. Amounts earned and vested before January 1, 2005, or the “Pre-409A Benefits,” are subject to less stringent requirements concerning the time of payment of benefits under the Deferred Compensation Plan, but the substantive provisions that apply to the Pre-409A Benefits are generally the same as described below.

Savings Benefit Provisions

All corporate officers, including the Named Executive Officers, are eligible to participate in the Deferred Compensation Plan on the date of election or appointment.

Under the Deferred Compensation Plan, we credit a book reserve account in an amount equal to 3.75% of the base annual salary, excluding bonuses, commissions and severance pay, of each officer who is a participant at any time during such calendar quarter, resulting in an annual credit of 15% of a participant’s base annual salary, referred to as the “Savings Benefit Credit.” Each participant may elect to have those amounts credited with interest at the “prime rate” or treated as invested in our common stock. In general, payment of these amounts is made or commences on the date elected by the participant, which may not be later than 12 months following termination of employment, either in a lump sum or in installments as elected by the participant.

If the amounts are credited with interest at the prime rate, that interest is computed from the date the Savings Benefit Credit is credited until the date that the amount is distributed to the participant or is deemed to be invested in our common stock. The “prime rate” for purposes of the Deferred Compensation Plan means the rate of interest announced by JPMorgan Chase Bank as its prime rate at the close of the last business day of each month, which rate is deemed to remain in effect through the last business day of the next month. Currently, each of Messrs. Hicks, Gorham, Hart and Borrelli has elected to have his savings benefits credited to a Prime Rate Account.

Amounts treated as invested in our common stock reflect the investment experience which the account would have had if the amounts had been invested, without commissions or other transaction expenses, and held in whole or fractional shares of common stock during the deferral period. These amounts are adjusted as appropriate to reflect cash and stock dividends, stock splits, and other similar distributions or transactions which, from time to time, occur with respect to common stock. Dividends and other distributions are automatically credited at their cash value or the fair market value of any non-cash dividend or other distribution and are deemed to purchase common stock on the date of payment thereof. Common stock is deemed acquired, and is valued for purposes of payout or transfer, at a price per share equal to the mean between the high and low prices thereof on the applicable date on the New York Stock Exchange Consolidated Tape. A participant’s ability to elect to have his or her Savings Benefit Credits treated as invested (or not invested) in our common stock is subject to compliance with applicable securities laws. Currently, Mr. Slattery has elected to have his Savings Benefit Credits treated as invested in our common stock.

Compensation Deferral Provisions

The Deferred Compensation Plan provides that participants may elect to defer all or part of their base salary and incentive compensation each year other than compensation that would be paid in the form of our common stock. Thus, currently, no incentive compensation payable pursuant to the 2002 LTIP or 2007 LTIP may be deferred. Amounts deferred are credited with interest at the prime rate, unless a participant elects that such amounts be treated as invested in common stock. A participant’s decision to have deferred amounts treated as invested (or not invested) in common stock is also subject to compliance with applicable securities laws. Currently, Mr. Borelli has elected to defer a portion of his compensation and has elected to have such deferred compensation credited with interest at the “prime rate.”

STOCKHOLDER NOMINATIONS AND PROPOSALS

Alleghany’s By-laws, which are available on Alleghany’s website at www.alleghany.com, require that Alleghany be furnished with written notice with respect to

•	the nomination of a person for election as a director, other than a person nominated by or at the direction of the Board, and

•	the submission of a proposal, other than a proposal submitted by or at the direction of the Board, at a meeting of stockholders.

In order for any such nomination or submission to be proper, the notice must contain certain information concerning the nominating or proposing stockholder and the nominee or the proposal, as the case may be, and must be furnished to Alleghany generally not less than 30 days prior to the meeting. A copy of the applicable By-law provisions may be obtained, without charge, upon written request to the Secretary of Alleghany at Alleghany’s principal executive offices.

In accordance with the rules of the SEC, any proposal of a stockholder intended to be presented at Alleghany’s 2009 Annual Meeting of Stockholders must be received by the Secretary of Alleghany by November 14, 2008 in order for the proposal to be considered for inclusion in Alleghany’s notice of meeting, proxy statement and proxy relating to the 2009 Annual Meeting, scheduled for Friday, April 24, 2009.

ADDITIONAL INFORMATION

At any time prior to their being voted, the enclosed proxies are revocable by written notice to the Secretary of Alleghany or by appearance at the 2008 Annual Meeting and voting in person. A quorum comprising the holders of a majority of the outstanding shares of Alleghany’s common stock on the record date must be present in person or represented by proxy for the transaction of business at the 2008 Annual Meeting.

Solicitation of proxies will be made by mail, telephone and, to the extent necessary, by telegrams and personal interviews. Alleghany will bear the expenses in connection with the solicitation of proxies. Brokers, custodians and fiduciaries will be requested to transmit proxy material to the beneficial owners of common stock held of record by such persons, at Alleghany’s expense. Alleghany has retained Georgeson Shareholder Communications Inc. to aid in the solicitation of proxies, and for its services Alleghany expects to pay fees of approximately $9,000 plus expenses.

By order of the Board of Directors

ROBERT M. HART
Senior Vice President, General Counsel
and Secretary

March 14, 2008

ALLEGHANY CORPORATION VOTE BY MAIL 7 TIMES SQUARE TOWER Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Alleghany 17TH FLOOR Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NEW YORK, NY 10036 NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: [X] ALLGH1 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY ALLEGHANY CORPORATION Vote On Directors Vote On Proposal 1. Election of Directors — The Board of 2. Ratification of Independent Registered Directors recommends a vote FOR the Public Accounting Firm — The Board of For Against Abstain For Against Abstain listed nominees. Directors recommends a vote FOR the following proposal. 1a. Rex D. Adams 0 0 0 Ratification of KPMG LLP as Alleghany 0 0 0 Corporation’s independent registered public accounting firm for the year 2008. 1b. Weston M. Hicks 0 0 0 1c. Jefferson W. Kirby 0 0 0 THIS PROXY WILL BE VOTED IN ACCORDANCE WITH INSTRUCTIONS GIVEN. IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2. For name or address changes, please check this box and write them on the back where indicated. 0 Authorized Signatures - This section must be completed for your instructions to be executed — Date and Sign Below. Please sign exactly as your name or names appear(s) hereon. For joint accounts, both owners should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please give your full title. Signature [PLEASE SIGN WITHIN BOX] Date [mm/dd/yyyy] Signature (Joint Owners) [PLEASE SIGN WITHIN BOX] Date [mm/dd/yyyy]

Important Notice Regarding Internet Availability of Proxy Materials for the Alleghany Corporation 2008 Annual Meeting of Stockholders to be Held on April 25,2008 Our proxy materials relating to our Annual Meeting (notice, proxy statement, proxy and 2007 Annual Report to Stockholders on Form 10-K) are also available on the Internet. Please go to www.alleghany.com to view and obtain the proxy materials on line. Please Fold Along the Perforation, Detach and Return the Bottom Portion in the Enclosed Envelope ALLEGHANY CORPORATION PROXY FOR ANNUAL MEETING ON APRIL 25, 2008 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints John J. Burns, Jr., Weston M. Hicks and Robert M. Hart proxies, each with the power to appoint his substitute and with authority in each to act in the absence of the other, to represent and to vote all shares of stock of Alleghany Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Alleghany Corporation to be held at the offices of its subsidiary RSUI Group, Inc., 945 East Paces Ferry Road, 18th Floor, Atlanta, Georgia, on Friday, April 25, 2008 at 10:00 a.m., local time, and any adjournments thereof, as indicated on the proposals described in the Proxy Statement, and all other matters properly coming before the meeting. Name/Address Changes: (If you noted any name or address changes above, please mark corresponding box on the reverse side.) IMPORTANT — THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE